UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
OILSANDS QUEST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 7, 2010
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS OCTOBER 7, 2010
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT AND DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE COMPENSATION
INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL ONE
PROPOSAL TWO
ANNUAL REPORT TO SHAREHOLDERS
OTHER MATTERS
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
SHAREHOLDER PROPOSALS

OILSANDS QUEST INC.
800, 326 — 11th Avenue S.W.
Calgary, AB, Canada T2R 0C5

August 27, 2010

To Our Shareholders:

You are cordially invited to the Annual Meeting of Shareholders (the “Meeting”) of Oilsands Quest Inc. to be held at the Britannia Room at the Westin Calgary, 320 4th Avenue S.W., Calgary, Alberta T2P 2S6 on Thursday, October 7, 2010 at 3:00 p.m. local time.

The formal Notice of the Meeting and Proxy Statement describing the matters to be acted upon at the Meeting are contained in the following pages. Shareholders also are entitled to vote on any other matters which properly come before the Meeting.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying proxy statement. Please vote as soon as possible.

Sincerely,

T. Murray Wilson
Chairman, President
and Chief Executive Officer

OILSANDS QUEST INC.
800, 326 — 11th Avenue S.W.
Calgary, AB, Canada T2R 0C5

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 7, 2010

August 27, 2010

To the Shareholders of Oilsands Quest Inc.:

The Annual Meeting of Shareholders (the “Meeting”) of Oilsands Quest Inc., a Colorado corporation (the “Company”) will be held at the Britannia Room at the Westin Calgary, 320 4th Avenue S.W., Calgary, Alberta T2P 2S6 on Thursday, October 7, 2010 at 3:00 p.m. local time, for the purpose of considering and voting upon proposals to:

1. Elect three Class C Directors to serve a three year term until the 2013 annual meeting or until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

2. Ratify and approve the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended April 30, 2011.

3. Transact such other business as may lawfully come before the Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors is not aware of any other business to come before the Meeting. The record date for the Meeting is the close of business on August 18, 2010. Only shareholders of record at the close of business on that date may vote at the Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

T. Murray Wilson
Chairman, President
and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, YOU MAY INSTEAD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE HAS BEEN PROVIDED WITH THE PROXY CARD SENT BY MAIL. EVEN IF YOU HAVE VOTED, YOU MAY REVOKE YOUR PROXY BY FILING WITH THE VICE PRESIDENT, LEGAL OF THE COMPANY A WRITTEN REVOCATION, BY DULY EXECUTING A NEW PROXY BEARING A LATER DATE, OR BY VOTING IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

OILSANDS QUEST INC.
800, 326 — 11th Avenue S.W.
Calgary, AB, Canada T2R 0C5

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 7, 2010

August 27, 2010

To Our Shareholders:

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Oilsands Quest Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Britannia Room at the Westin Calgary, 320 4th Avenue S.W., Calgary, Alberta T2P 2S6 on Thursday, October 7, 2010, at 3:00 p.m. local time, and at any adjournments or postponements thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement (including the Notice of Annual Meeting of Shareholders) and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, as amended (the “Annual Report”), including financial statements (collectively, the “Proxy Materials”) are first being provided to shareholders beginning on or about August 27, 2010. A notice of the internet availability of the Proxy Materials (“Notice”) will be mailed to certain shareholders on or about August 27, 2010. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials. Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Proxy Materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a printed copy of our Proxy Materials and proxy card, and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

GENERAL INFORMATION

Solicitation

The enclosed proxy is being solicited by the Company’s Board of Directors. The costs of the solicitation will be borne by the Company. Proxies may be solicited personally or by mail, telephone, facsimile or telegraph by Directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the Proxy Materials to beneficial owners of the shares.

Voting Rights and Votes Required

Holders of shares of the Company’s common stock (the “Common Stock”) and the Series B Preferred Stock (as defined below), at the close of business on Wednesday, August 18, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. On Wednesday, August 18, 2010, 313,881,333 shares of Common Stock and one share of Series B Preferred Stock were outstanding. Holders of the Common Stock are entitled to one vote per share. The holder of the Series B Preferred Stock is entitled to 20,304,522 votes, which equals the number of Exchangeable Shares (as defined below) of Oilsands Quest Sask Inc. (“OQI Sask”), the Company’s subsidiary, outstanding as of August 18, 2010 (the “Series B Preferred Stock”). The total voting power combined for the holders of the Common Stock and the Series B Preferred Stock is 334,185,855.

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least one third of the shares outstanding (consisting of shares of the Common Stock and one share of the Series B Preferred Stock) as of the Record Date are present at the Meeting or represented by proxy. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies. Abstentions will count towards quorum requirements.

As to the election of Directors under Proposal One, shareholders may vote for the election of each of the nominees proposed by the Board, or withhold authority to vote for one or more of the nominees being proposed. Directors are elected by a majority of votes cast, without respect to broker non-votes.

With respect to Proposal Two, a shareholder may: (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” with respect to the proposal. The affirmative vote of a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter is required to approve Proposal Two. This proposal shall be determined without regard to broker non-votes or proxies marked “ABSTAIN”.

The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.

In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our Proxy Materials and proxy card to each shareholder of record, the Company may furnish Proxy Materials to our shareholders on the Internet. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials. Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Proxy Materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a printed copy of our Proxy Materials and proxy card, and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

If you are a shareholder of record, you may vote in person at the Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Meeting, you may vote by proxy. If you received a printed copy of these Proxy Materials by mail, you may vote by proxy using the enclosed proxy card or vote by proxy on the Internet. If you received a Notice by mail, you may vote by proxy over the Internet. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card.

•	To vote by proxy using the enclosed proxy card (if you received a printed copy of these Proxy Materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided. The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) attending the Meeting and voting in person.

We provide Internet proxy voting to you as a shareholder to vote your shares on-line. The Internet proxy voting procedures have been designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on October 6, 2010 to be counted. Shares of the Common Stock and the Series B Preferred Stock represented by all properly executed proxies received will be voted as specified in the proxy. Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein. If any other matters are properly presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of the Common Stock and the Series B Preferred Stock represented by such proxy are entitled to vote.

You may revoke your proxy at any time prior to its exercise by (i) providing notice in writing to the Company’s Vice President, Legal that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) by attending the Meeting and voting in person.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Management

The following table sets forth as of August 18, 2010, the number of shares of the Common Stock and Exchangeable Shares (as described in footnote 1) beneficially owned by each of the Company’s directors, Named Executive Officers and other executive officers, and the number of shares of the Common Stock and Exchangeable Shares beneficially owned by all of the Company’s directors and executive officers as a group:

		Amount and
		Nature of		Percent of
		Beneficial		Common
Name and Address of Beneficial Owner	Position	Ownership(1)		Stock(1)

T. Murray Wilson	Chairman, President, Chief	6,035,782	(2)	1.9%
Suite 800, 326 11th Avenue S.W.	Executive Officer and
Calgary, Alberta CANADA T2R 0C5	Director

Christopher H. Hopkins	Former President and Chief	24,724,221	(3)	7.9%
Suite 800, 326 11th Avenue S.W.	Executive Officer and Current
Calgary, Alberta CANADA T2R 0C5	Director

Garth Wong	Chief Financial Officer	265,000	(4)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

Susan MacKenzie	Chief Operating Officer	500,000	(5)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

Erdal Yildirim	Former Executive Vice	1,240,875	(6)	*
Suite 800, 326 11th Avenue S.W.	President, Project Development
Calgary, Alberta CANADA T2R 0C5

Leigh A. Peters	Vice President, Legal	562,500	(7)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

Jamey Fitzgibbon	Former President and Chief	—		*
Suite 800, 326 11th Avenue S.W.	Operating Officer
Calgary, Alberta CANADA T2R 0C5

Ronald Blakely	Director	149,000	(8)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

Paul Ching	Director	52,500	(9)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

Brian F. MacNeill	Director	55,000	(10)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

Ronald Phillips	Director	388,750	(11)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

John Read	Director	393,100	(12)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

		Amount and
		Nature of		Percent of
		Beneficial		Common
Name and Address of Beneficial Owner	Position	Ownership(1)		Stock(1)

Gordon Tallman	Director	607,500	(13)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

Honorable Senator Pamela Wallin O.C.	Director	425,102	(14)	*
Suite 800, 326 11th Avenue S.W.
Calgary, Alberta CANADA T2R 0C5

All directors, executive officers and Named Executive Officers named as a group (14 persons)		35,399,330	(15)	11.3%

*	Indicates less than one percent.

(1)	The amounts and percentages in these columns reference Exchangeable Shares and options to purchase Exchangeable Shares (discussed further below) that were issued by OQI Sask in exchange for OQI Sask Common Stock and stock options pursuant to that certain Reorganization Agreement dated June 9, 2006 (the transactions contemplated in the Reorganization Agreement were consummated on August 14, 2006 and the closing under that Agreement is referred to as the “Reorganization”). Each Exchangeable Share (or exercised option) is convertible into one share of Common Stock and the expiration date of each Exchangeable Share is August 14, 2013 (unless stock options to purchase Exchangeable Shares have an earlier expiration date). The information related to stock options to purchase Exchangeable Shares owned by each Director, executive officer and each Named Executive Officer, if any, is disclosed in the respective footnotes to the table on “Amount and Nature of Beneficial Ownership” below.

(2)	Includes: (i) 104,532 shares of Common Stock; (ii) 25,000 warrants to purchase an equivalent number of shares of Common Stock; and (iii) vested options to purchase 5,906,250 shares of Common Stock. This number does not include unvested options to purchase 2,618,750 shares of Common Stock. Mr. Wilson was appointed as President and Chief Executive on January 15, 2010.

(3)	Includes: (i) 99,496 shares of Common Stock of which 42,266 are owned by Mr. Hopkins’ spouse; (ii) 21,459,725 Exchangeable Shares (of which 205,750 are owned by Mr. Hopkins’ spouse) and options to acquire Exchangeable Shares acquired under the Reorganization Agreement; (iii) 25,000 warrants to purchase an equivalent number of shares of Common Stock of which 12,500 are owned by Mr. Hopkins’ spouse; and (iv) 3,140,000 vested options to acquire Common Stock. The number of shares beneficially owned by Mr. Hopkins does not include unvested options to purchase 45,000 shares of Common Stock. Mr. Hopkins resigned as President and Chief Executive Officer on January 15, 2010. 618,750 of Mr. Hopkins’ options vested upon his resignation.

(4)	Includes: (i) 10,000 shares of Common Stock; (ii) 5,000 warrants to purchase an equivalent number of shares of Common Stock; and (iii) vested options to purchase 250,000 shares of Common Stock. This number does not include unvested options to purchase 1,100,000 shares of Common Stock.

(5)	Includes vested options to purchase 500,000 shares of Common Stock. This number does not include unvested options to purchase 1,500,000 shares of Common Stock. Ms. MacKenzie was appointed as Chief Operating Officer on April 10, 2010.

(6)	Includes: (i) 50,000 shares of Common Stock; (ii) 100,875 Exchangeable Shares acquired pursuant to the Reorganization Agreement; and (iii) vested option to purchase 1,090,000 shares of Common Stock. Mr. Yildirim resigned on February 1, 2010. All of Mr. Yildirim’s options vested upon his resignation.

(7)	Includes vested options to purchase 562,500 shares of Common Stock. This number does not include unvested options to purchase 737,500 shares of Common Stock.

(8)	Includes: (i) 116,000 shares of Common Stock; (ii) 18,000 warrants to purchase an equivalent number of shares of Common Stock; and (iii) vested options to purchase 15,000 shares of Common Stock. This number does not include unvested options to purchase 170,000 shares of Common Stock.

(9)	Includes vested options to purchase 52,500 shares of Common Stock. This number does not include unvested options to purchase 157,500 shares of Common Stock. Mr. Ching was appointed to the Company’s Board of Directors on January 7, 2010.

(10)	Includes: (i) 40,000 shares of Common Stock; and (ii) vested options to purchase 15,000 shares of Common Stock. This number does not include unvested options to purchase 170,000 shares of Common Stock. Mr. MacNeill was appointed to the Company’s Board of Directors on August 25, 2009.

(11)	Includes: (i) 7,500 shares of Common Stock; (ii) 3,750 warrants to purchase an equivalent number of shares of Common Stock; and (iii) vested options to purchase 377,500 shares of Common Stock. This number does not include unvested options to purchase 207,500 shares of Common Stock.

(12)	Includes: (i) 13,100 shares of Common Stock; (ii) 2,500 warrants to purchase an equivalent number of shares of Common Stock; and (iii) vested options to purchase 377,500 shares of Common Stock. This number does not include unvested options to purchase 207,500 shares of Common Stock.

(13)	Includes: (i) 210,000 shares of Common Stock of which 10,000 is owned by Mr. Tallman’s spouse; and (ii) 20,000 warrants to purchase an equivalent number of shares of Common Stock; and (iii) vested options to purchase 377,500 shares of Common Stock. This number does not include unvested options to purchase 207,500 shares of Common Stock.

(14)	Includes: (i) 45,102 shares of Common Stock; (ii) 2,500 warrants to purchase an equivalent number of shares of Common Stock; and (iii) vested options to purchase 377,500 shares of Common Stock. This number does not include unvested options to purchase 207,500 shares of Common Stock.

(15)	Includes securities reflected in footnotes (2) to (14).

Security Ownership of Certain Beneficial Owners

The number of shares outstanding of the Common Stock as of August 18, 2010 was 313,881,333. The following table sets forth the beneficial ownership of the Common Stock as of August 18, 2010 by each person (other than the Directors and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of Common Stock. The information below is based solely on filings under Regulation 13D under the Exchange Act and does not include shares of Common Stock issued by the Company in a private placement transaction in May 2010.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Common stock

Aletheia Research and Management, Inc. 100 Wilshire Boulevard, Suite 1960 Santa Monica, CA 90401	29,459,692	10.6%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	21,249,595	7.6%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and Directors and persons who own more than 10% of the Company’s outstanding Common Stock to file reports of ownership with the SEC. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company during and for the Company’s fiscal year ended April 30, 2010, there were no Directors, officers or more than 10% stockholders of the Company who failed to timely file a Form 3, 4 or 5.

MANAGEMENT AND DIRECTORS

Unless otherwise indicated in their employment agreements, executive officers of the Company are appointed by the Board of Directors and serve for a term of one year or until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. The Class A Directors will serve until the annual meeting in 2012 and the Class B Directors will serve until the annual meeting in 2011, or in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal. The Class C Directors, if re-elected at the October 7, 2010 annual meeting, will serve until the annual meeting in 2013 or until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

On February 24, 2010, a derivative action entitled Make a Difference Foundation Inc. v. Hopkins, et al., Case No. 10-CV-00408, was filed in United States District Court for the District of Colorado by plaintiff Make a Difference Foundation, Inc. The derivative action names the following individual defendants: Christopher H. Hopkins, T. Murray Wilson, Ronald Blakely, Paul Ching, Brian MacNeill, Ronald Phillips, John Read, Gordon Tallman, Pamela Wallin, Thomas Milne and W. Scott Thompson. In addition, the Company is named as a nominal defendant. Plaintiff asserts, among other things, claims for waste and breaches of the fiduciary duty of loyalty and good faith by the defendants stemming from the Company’s approval of the proposed sale of the Company’s Pasquia Hills assets to Canshale Corp. The plaintiff seeks unspecified damages on behalf of the Company, restitution on behalf of the Company, and reasonable costs and expenses including counsel fees and experts’ fees. The Company filed a motion to dismiss the Complaint on May 18, 2010. This motion was mooted by the plaintiff’s Amended Complaint filed on July 15, 2010, which asserts substantially similar claims. The Company believes the claims asserted by the Amended Complaint are wholly without merit and intends to file a motion to dismiss the Amended Complaint.

The following table sets forth the names and ages of all executive officers and Directors and the positions and offices that each person holds with the Company as of the date of this proxy statement:

Name	Age	Position

T. Murray Wilson	58	Chairman, President, Chief Executive Officer and Class B Director
Garth Wong	53	Chief Financial Officer
Susan MacKenzie	50	Chief Operating Officer
Leigh A. Peters	34	Vice President, Legal
Ronald Blakely*	61	Class B Director
Paul Ching*	64	Class C Director
Christopher H. Hopkins	56	Class A Director
Brian F. MacNeill*	71	Class C Director
Ronald Phillips*	44	Class C Director
John Read*	62	Class A Director
Gordon Tallman*	68	Class A Director
Honorable Senator Pamela Wallin O.C.*	57	Class A Director

*	Messrs. Blakely, MacNeill, Phillips, Read, Tallman and Ching and Honorable Senator Pamela Wallin O.C. are each “independent” as that term is defined in Section 803A of the NYSE Amex listing standards and in Item 407(a) of Regulation S-K.

T. Murray Wilson has served as the Company’s Chairman of the Board since May 1, 2006, Executive Chairman since August 14, 2006, and Chairman, President and Chief Executive Officer since January 15, 2010. Mr. Wilson previously served as the Company’s President, Chief Executive Officer and Chief Financial Officer from May 1, 2006 through August 14, 2006. Mr. Wilson is currently a member of the Company’s Resources and Reserves Committee and the Community Relations, Environment, Health and Safety Committee. Mr. Wilson has served as the Chairman and Managing Partner of Stanway Capital Partners from 2001 to present. From 1997 to 2001, Mr. Wilson worked for TD Securities, Inc. as Managing Director and Global Head of Oil & Gas, Head of Investment

Banking and Corporate Banking for Alberta, and Vice Chairman of TD Securities International, London. Prior to that, Mr. Wilson was Vice President & Director of RBC Dominion Securities London and was responsible for the firm’s international and Canadian-transborder practice in energy and mining. Mr. Wilson also held numerous senior positions with Royal Bank of Canada Group over a 17 year period beginning in 1980. Prior to his investment banking career, Mr. Wilson was an executive professional in technical and economic areas with Imperial Oil Limited (Esso/Exxon). Mr. Wilson has been involved in various oil sands projects, both in-situ and mining, from either a technical or financial perspective over the past 30 years. Mr. Wilson holds a Masters Degree in Business from the Sloan School, M.I.T., a Masters in Engineering from the University of Manitoba (National Research Council Scholar), and a B.Sc. in Chemical Engineering (1st Class Honours — B.E.C. Joyce Medal) from Queen’s University. Mr. Wilson is on several boards, including the Alberta Children’s Hospital Foundation where he chairs its Governance Committee, National Music Centre of Canada Campaign Board, Berklee College of Music Advisory Board and Notion Music.

Garth Wong has served as the Company’s Chief Financial Officer since February 23, 2009. Prior to joining the Company, Mr. Wong had been Principal and Vice President of Sokol Developments Inc., a private real estate company involved in development of commercial and residential properties in Calgary, since 2005. Prior to that, Mr. Wong served as Vice President and Comptroller for TransAlta Corporation, Canada’s largest investor-owned wholesale power generator and marketing company, where he was responsible for financial reporting, planning, taxation and budgeting, as well as financial systems and processes. Mr. Wong has an additional 18 years of industry experience, including accounting and financial responsibilities with Union Pacific Resources Inc. (formerly Norcen Energy Resources) and KPMG LLP. Mr. Wong has a Bachelor of Commerce degree from the University of Calgary and holds a professional designation as a Chartered Accountant (Alberta).

Susan MacKenzie has served as the Company’s Chief Operating Officer since March 26, 2010. Prior to joining the Company, Ms. MacKenzie was employed with Petro-Canada for twelve years in progressive strategic, operational and technical roles. As the Vice-President and General Manager of In Situ Oilsands Development and Operations, Ms. MacKenzie was responsible for leading the construction and development of the 30,000 barrel-per-day MacKay River thermal oil sands project and the acquisition and development of the Dover lands and related technology. Most recently, Ms. MacKenzie spent two years as Petro-Canada’s Vice-President of Human Resources, leading the human resources function across Petro-Canada’s four business units. She was one of the four-member senior Petro-Canada team that led the pre-merger planning for the integration of the Petro-Canada and Suncor operations. Ms. MacKenzie’s industry experience also includes 14 years with Amoco Canada, the last four at the Wolf Lake heavy oil project. Ms. MacKenzie holds a Bachelor’s degree in Engineering from McGill University and a Master’s degree in Business Administration from the University of Calgary.

Leigh A. Peters has served as the Company’s Vice President, Legal, since August 1, 2008. Ms. Peters served as the Company’s Director of Legal Services since joining the Company on August 1, 2007. Prior to joining the Company, Ms. Peters was an associate with Blake, Cassels & Graydon LLP in Calgary, where she was a member of the Corporate Commercial and Energy groups and acted for U.S. and Canadian clients on mergers, acquisitions and divestitures. Before then, she was an associate and a member of the Energy, Banking and Project Finance Practice groups with Macleod Dixon LLP in Calgary. Ms. Peters received her Bachelor of Laws from the University of Alberta in 2002 and was called to the Alberta Bar in July 2003. Ms. Peters also holds a Bachelor of Arts (Honours) degree in Literature from the University of Calgary and a Masters of Arts degree from the University of Guelph in Literature.

Ronald Blakely has been a Director of the Company since April 7, 2009 and is a member of the Company’s Audit Committee and has been the Company’s lead independent director since August 26, 2009. Mr. Blakely is an experienced executive in the energy industry and is conversant with the governance of public companies. He has served on numerous joint venture boards and has a wealth of industry experience. Mr. Blakely retired as Executive Vice-President Finance — Downstream at Royal Dutch Shell in 2008 after a career of 38 years with Shell. Based in London, UK he had global responsibility for Finance, Information Technology and Procurement in the Oil Products and Chemicals divisions, responsible for functional operations in over 100 countries. Prior to his last role with Shell, Mr. Blakely served as Chief Financial Officer of Shell Canada Limited from 1997 to 2000 and Chief Financial Officer of Equilon Enterprises, a joint venture between Shell Oil and Texaco, from 2000 to 2002. Mr. Blakely was also a Board member of the U.S. based refining and marketing joint venture, Motiva, a partnership between Saudi

Aramco and Royal Dutch Shell. Mr. Blakely also has extensive experience with Canadian oil sands projects from both a financial perspective and with regards to vertical integration into the North American energy markets. Mr. Blakely began his career with Shell in 1970 after graduating from the University of Guelph with a Bachelor of Arts in Economics. Mr. Blakely received his CMA in 1978. He currently resides in London, UK.

Paul Ching has been a Director of the Company since January 7, 2010 and since then has served as the Chair of the Company’s Reserves and Resources Committee and as a member of the Compensation Committee. Mr. Ching has an exceptional background in E&P reservoir, production, operations, development and reservoir research. Mr. Ching had a 34 year career with the Shell Group of Companies / Royal Dutch Shell, retiring in 2007 as the Vice President Technical for Research & Development of Shell International E&P in The Netherlands. Mr. Ching has worked with Shell in Texas, California Heavy Oil, Continental US, Enhanced Recovery, Thermal Reservoir Engineering, Middle East, FSU and Asia prior to heading the international research group in The Netherlands. His experience includes Canada’s heavy oil and oil sands reservoirs. Mr. Ching has been active on the boards and in an executive capacity with a number of private companies in the E&P oil & gas and the energy technology sectors and formerly served as a board member of Meridian Resources Corporation.

Christopher H. Hopkins has served as a Director since August 14, 2006. Mr. Hopkins has also served as a Director of Oilsands Quest Sask Inc., a subsidiary of the Company since November 10, 2004. Mr. Hopkins served as the Company’s President from August 14, 2006 to September 16, 2008 and as the Company’s President and Chief Executive Officer from July 7, 2009 to January 15, 2010. In January 2010, Mr. Hopkins founded Canshale Corp., a company involved in the oil shale exploration business, and since then has served as its Chairman, President and Chief Executive Officer. Mr. Hopkins served as the Executive Vice President of Synenco Energy Inc. (“Synenco”), an oil sands exploration company of which he was a co-founder, from October 1999 to September 2004 and as a director of Synenco from October 1999 until August 2003. He was a founder, director and Vice President, Finance of Thunder Road Resources Ltd., a private oil and gas production company, from June 1996 to June 2000. Mr. Hopkins is a management professional and businessman with 34 years of Canadian and international energy and mining experience. He has held executive positions in corporate planning and business development with Suncor Inc.’s Oil Sands Group, Pembina Corporation and Amoco Canada and has additional management experience in environmental control and regulatory affairs in the resource industry. Mr. Hopkins holds a B.Sc. (Chemistry and Biology) from Carleton University and a MBA from Queen’s University. Mr. Hopkins is a director of Newton Energy Inc. (NTN-V) since May 30, 2007 and also served as a director of Added Capital Corp., a capital pool company, until November 2007.

Brian F. MacNeill C.M. has been a Director of the Company since August 25, 2009 and is the Chair of the Company’s Audit Committee. Mr. MacNeill is also a member of the Company’s Resources and Reserves Committee. Previously, he was the Chairman of the Board of Directors of Petro-Canada, integrated oil and gas company, from 2000 to 2009 and prior to that, President and CEO of Enbridge Inc., an integrated pipeline energy and utilities company, from 1991 to 2001. Mr. MacNeill currently serves on the Board of Suncor Energy and on the Board of Telus Corporation where he is Chair of the Audit Committee. His other current public board directorships include Capital Power and West-Fraser Timber Co. Ltd. Mr. MacNeill is a Chartered Accountant and a Certified Public Accountant and holds a Bachelor of Commerce from Montana State University. He is a member of the Canadian Institute of Chartered Accountants and the Financial Executives Institute. He is also a Fellow of the Alberta Institute of Chartered Accountants and of the Institute of Corporate Directors. Past public board directorships include, Dofasco (Chair), Legacy Hotels REIT, Sears Canada Inc., Toronto Dominion Bank, University of Calgary (Chair), Veritas DCG Inc., and Western Oil Sands Inc. Mr. MacNeill is also a member of the Order of Canada.

Ronald Phillips has been a Director of the Company since February 2006 and is the Chair of the Company’s Compensation Committee and a member of the Governance and Nominating Committee. Mr. Phillips was a Director of Oilsands Quest Sask Inc., a subsidiary of the Company, from May 2006 to August 2006. Mr. Phillips is currently the Manager of Merchant Advance Funding LLC, a Stamford, Connecticut based investment partnership. From 2002 through late 2008, Mr. Phillips managed the DKR Capital Event Driven Fund. Mr. Phillips holds a JD from Stanford Law School and a BA from Brown University. He is a member of the New York State Bar.

John Read has been a Company Director since October 11, 2007 and has served as a member of the Company’s Compensation and Reserves and Resources Committees since that time. In 1970, Mr. Read began his career in the oil and gas industry with Shell Canada and then Texaco Exploration Canada. In 1974, he joined Colt Engineering Ltd., a private, start-up engineering organization where he held engineering and management positions. In 1983 he became President and Chief Executive Officer of the organization. He was Chief Executive Officer from 1999 until his retirement in early 2006. Mr. Read remained a partner and director of The Colt Companies until March 2007, when Colt was acquired by Worley Parsons Limited, a worldwide engineering and project management organization. Mr. Read is a member of the World Presidents’ Organization and the Association of Professional Engineers, Geologists and Geophysicists of Alberta. Mr. Read serves as a director on the boards of Axia Netmedia Corporationl, PFB Corporation and Canadian Oil Sands Trust, each of which is listed on the Toronto Stock Exchange.

Gordon Tallman has been a Director of the Company since August 14, 2006 and is the Chair of the Governance and Nominating Committee. Mr. Tallman is also a member of the Company’s Audit Committee. Mr. Tallman retired as the Senior Vice-President, Royal Bank of Canada, and head of the Prairies Region of Canada, after a banking career spanning 42 years. Mr. Tallman is a member of the Board of Directors/Trustees of Big Rock Brewery Income Trust, and PFB Corporation. He is Chairman of the Board of Enerjet and Chairman of the Board of Trustees of Enbridge Income Fund. He has also served as Chairman of the Board of CV Technologies, Inc. and on the Boards of Canadian Utilities Ltd., Calgary, Investment Saskatchewan Inc. ECL Group of Companies Ltd and Gwich’n Development Corporation, Inuvik, NWT. Mr. Tallman is a graduate of the Institute of Corporate Directors, Corporate Governance College.

Honorable Senator Pamela Wallin O.C. has been a Director of the Company since June 28, 2007 and is a member of the Company’s Governance and Nominating and Community Relations, Environment, Health and Safety Committees. Since August 2006, Ms. Wallin has served as the Senior Advisor to the President of the Americas Society and the Council of the Americas in New York. In Canada, she serves on several corporate boards, including CTV globemedia, Canada’s premier multimedia company with ownership in CTV and the Globe and Mail; and on the board of Gluskin Sheff + Associates, an investment and wealth management firm. She also serves on the board of Porter Airlines. Ms. Wallin is a member of a special Advisory Board for BMO Harris Bank. Ms. Wallin is the Chancellor of the University of Guelph in Ontario. In July 2006, Ms. Wallin completed her four-year term as Consul General of Canada in New York. She was appointed to this prestigious post in 2002. From 1995 to 2002, Ms. Wallin served as President and Chief Executive Officer of PWP, Inc., a privately held media production company. Ms. Wallin was appointed to the Senate of Canada on December 22, 2008 and currently serves on the Senate’s Foreign Affairs and International Trade Committee Veteran Affairs, Anti Terrorism and is Chair of the Defense and National Security Committee.

Independence of the Board of Directors

Ronald Blakely, Brian F. MacNeill, Ronald Philips, John Read, Gordon Tallman, Paul Ching and Honorable Senator Pamela Wallin O.C. are all independent Directors and none has any material relationship with the Company that might interfere with his or her exercise of independent judgment. The Company defines “independent” as that term is defined in Section 803A of the NYSE Amex listing standards and in Item 407(a) of Regulation S-K. These seven Directors are also “independent” within the meaning of Multi-lateral Instrument 52-110 promulgated by the Canadian Securities Administrators. Messrs. Ching, MacNeill and Phillips are currently nominees for re-election as Directors.

The two remaining Directors, Christopher H. Hopkins and T. Murray Wilson, are not independent. Messrs. Hopkins and Wilson have served as senior executive officers of the Company within the past three years.

Board of Directors

General

Mr. Wilson is the Chairman of the Board. Mr. Blakely acts as the lead independent Director. The Board of Directors, in conjunction with management, has developed broad terms of reference to monitor and influence the strategic management of the Company, shareholder relations and other party relations. Mr. Tallman, Mr. Blakely, and as appropriate the Chairman, ensure the Board of Directors is organized and functions effectively.

The charters for the Board of Directors and each of the Committees are available on the Company’s website at www.oilsandsquest.com. The Board of Directors has adopted a written Code of Ethics which is applicable to all members of the Company, including Directors, officers, employees and consultants. The Code of Ethics is also available on the Company’s website.

The Board of Directors has adopted a whistleblower policy that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. The Company is committed to fair, accurate and transparent accounting of financial matters and expects all employees, consultants, officers, directors and agents to act in accordance with the highest ethical standards in the performance of their responsibilities for the Company. The Company also requires full compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices and prohibits violations of applicable securities or other laws relating to fraud against shareholders. Mr. MacNeill is the Director to which such inquiries are made. The “whistleblower” policy is available on the Company’s website.

All meetings of the Board of Directors begin with disclosure by each Director of any conflicts or potential conflicts to promote and encourage a culture of ethical business conduct. The Board of Directors will take such actions as are reasonably required to resolve such conflicts when identified with a view to the best interests of the Company.

Written descriptions of the roles and responsibilities of the Chairman and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Vice President, Legal and of the Chairman of the Board and each Committee Chair have been developed by the Board of Directors.

The Board of Directors provides new directors with the ability to access background documents of the Company, including corporate records and prior board materials. New members of the Board of Directors are invited to meet with all members of the organization and to attend site visits for orientation as to the nature and operations of the business. All members of the Board of Directors are encouraged to attend relevant industry conferences and to perform due diligence on the Company. Presentations are made regularly to the Board of Directors and Committees to educate and inform them of changes within the Company and in regulatory and industry requirements and standards. Travel and attendance fees related to attendance at relevant industry conferences are paid for by the Company.

In addition to the specific professional experience of each Director, we chose our Directors because they are highly accomplished in their respective fields, insightful and inquisitive. In addition, we believe each of our Directors possesses sound business judgment and is highly ethical. While we do not have a formal diversity policy, we consider a wide range of factors in determining the composition of our Board, including professional experience, skills, education, training and background.

Board Leadership Structure and Risk Management

T. Murray Wilson serves as Chairman of the Board and Chairman, President and Chief Executive Officer of the Company. Mr. Wilson has served as the Company’s Chairman of the Board since May 1, 2006, Executive Chairman since August 14, 2006, and Chairman, President and Chief Executive Officer since January 15, 2010. The Board believes that Mr. Wilson is best suited to serve as Chairman of the Board and as Chairman, President and Chief Executive Officer of the Company because he is the most familiar with the Company’s business and industry and is best able to establish strategic priorities for the Company. As a result, the Board believes that Mr. Wilson’s continuing service as both Chairman of the Board and Chairman, President and Chief Executive Officer is beneficial to the Company and provides an effective leadership structure.

Our lead independent director, Mr. Blakely, presides over executive sessions of the independent directors, which occur at the time of each board meeting, unless the Board determines that an in-camera session is necessary. The Board appointed Mr. Blakely as the lead independent director in August 2009. In such capacity, Mr. Blakely reviews agendas for Board meetings and annual goals and objectives for the Company. The Board believes that its supermajority of independent directors and other aspects of its governance provides appropriate independent oversight to Board decisions.

The Board of Directors, directly and through its committees, is actively involved in the oversight of the Company’s risk management policies. The Audit Committee is charged with overseeing enterprise risk management, generally, and with reviewing and discussing with management the Company’s major risk exposures (whether financial, operating or otherwise) and the steps management has taken to monitor, control and manage these exposures, including the Company’s risk assessment and risk management guidelines and policies. The Compensation Committee oversees the Company’s compensation policies generally to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Audit Committee and the Compensation Committee receive reports from, and discuss these matters with, management and regularly report on these matters to the Board.

The Compensation Committee has conducted a comprehensive review of the Company’s compensation structure from the perspective of enterprise risk management and the design and operation of our executive and employee compensation plans, policies and arrangements generally, including the performance objectives and target levels used in connection with our annual cash incentive bonus compensation and stock option awards, and has concluded that there are no risks arising from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company. Our compensation program as a whole does not encourage or incentivize our executives or other employees to take unnecessary and excessive risks or engage in other activities and behavior that threaten the value of the Company or the investments of its shareholders, as evidenced by the following design features that we believe mitigate risk-taking:

Compensation Mix.  To encourage appropriate decision-making and facilitate the alignment of the interests of our employees with those of the Company and its shareholders, our compensation program is structured to provide an appropriate balance of “fixed” and “variable” or “at risk” compensation. We believe that the allocation of variable compensation between annual cash incentives and long-term stock option grants is reasonable for the Company given our business objectives and is comparable to the ratio used by members of our peer group identified in the ‘Compensation Discussion and Analysis’ below. The mix of compensation provided to our executives and other employees is sufficiently diversified to be consistent with the Company’s risk profile and provide a balance of incentives.

Base Salaries.  While base salary is the only fixed element of compensation that we provide to our executives and other employees, we believe that the amounts paid are sufficient to meet the essential financial needs of these executives and employees. Consequently, our incentive compensation arrangements are intended to reward their performance if, and only to the extent that, the Company and our shareholders also benefit financially from their stewardship.

Annual Incentives.  The Compensation Committee believes that the discretionary nature of our bonuses in fiscal year 2010 and prior years does not incentivize our named executive officers or other employees to take inappropriate business risks, as the amount received does not directly relate to the achievement of specific performance objectives communicated in advance to our executives and other employees that could cause such risk-taking but rather is determined in the Board of Directors’ discretion following completion of the fiscal year to which the bonuses relate.

Although with respect to fiscal 2011, specific performance targets have been set and communicated in advance, these are not tied to quantitative Company performance but rather to more qualitative objectives such as continuing to build a strong employee base and management team and maintaining a focus on capital discipline and preservation. The Company does not consider that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than the Company’s long-term welfare.

Stock Options.  Historically, and in fiscal year 2010, the Compensation Committee granted a substantial amount of our executive officers’ total compensation as non-cash incentive compensation in the form of stock option awards. Our annual stock option awards that are granted to our executive officers include both options that are 100% service-based, vesting in equal annual installments over a three-year period, that are not tied to Company or individual performance, and performance-based options that vest based on achievement of targets measured over an extended period. The Compensation Committee evaluates the performance factors and targets for annual option awards each year, to the extent performance criteria are utilized. We consider these performance goals and target levels are appropriate given the risks the Company faces and are realistic in light of past performance. Additionally, we believe that the following attributes of our performance-based stock options ensure that the interests of our executive officers are aligned with the interests of our shareholders: vesting is (i) based on multiple goals and objectives, (ii) not based solely on corporate performance, but also depends on qualitative, non-financial measures, and (iii) is based on performance over an extended period and so do not encourage executives to achieve only short-term increases in our Common Stock price.

Meetings of the Board and Committees

Board of Directors

The Company’s Board of Directors held 27 Board meetings during the Company’s fiscal year ended April 30, 2010, and seven additional meetings during the current fiscal year. Such meetings consisted of unanimous consent Directors’ minutes signed by all Directors and actual meetings at which a quorum of the Directors were present in person or by telephone. At all regularly-scheduled meetings of the Board of Directors (and at most other meetings of the Board of Directors), the independent Directors meet without the presence of the non-independent Directors or members of management.

The Company does not have a formal policy with regard to Board members’ attendance at annual meetings, but encourages them to attend shareholder meetings. All of our directors attended the last shareholder meeting held on October 14, 2009.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with the Exchange Act and Section 803 of the NYSE Amex Company Guide. The following persons serve on our Audit Committee: Brian F. MacNeill, Ronald Blakely and Gordon Tallman. Messrs. MacNeill, Blakely and Tallman are each “independent” as that term is defined in Section 803A of the NYSE Amex Company Guide and SEC Rule 10A-3 under the Exchange Act. Mr. MacNeill is the Audit Committee financial expert and is Chair of the Audit Committee.

The Audit Committee was formed on February 15, 2006. The Audit Committee held six meetings in person or by unanimous written consent during the fiscal year ended April 30, 2010. The Audit Committee has held one additional meeting during the current fiscal year. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.oilsandsquest.com. The Audit Committee oversees the accounting and financial reporting processes of the Company and oversees the audits of the Company’s financial statements.

The following constitutes the report the Audit Committee has made to the Board of Directors and, when read in connection with the Audit Committee Charter, generally describes the functions performed by the Audit Committee:

Report of the Audit Committee
To the Board of Directors of Oilsands Quest Inc.

Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements. Our responsibility is to monitor and oversee those processes. We hereby report to the Board of Directors that, in connection with the financial statements for the fiscal year ended April 30, 2010, we have:

•	reviewed and discussed the audited financial statements with management and the independent accountants;

•	discussed with the independent accountants the matters required to be discussed by SAS 114 (The Auditor’s Communication With Those Charged With Governance); and

•	received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and discussed with the independent accountant the accountant’s independence.

Based on the discussions and our review described above, we recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2010 be included in the Company’s Annual Report on Form 10-K for the Year Ended April 30, 2010, as amended, which is being provided contemporaneously with this proxy statement.

Respectfully submitted,
The Audit Committee of Oilsands Quest Inc.

Brian F. MacNeill, Chair
Ronald Blakely, Member
Gordon Tallman, Member

Compensation Committee

The Company’s Compensation Committee consists of: Paul Ching, Ronald Phillips (who serves as Chair of the Committee) and John Read. The Compensation Committee was formed on February 15, 2006. The Compensation Committee held nine meetings during the fiscal year ended April 30, 2010. The Compensation Committee has held three additional meetings during the current fiscal year.

Duties of the Compensation Committee include reviewing and making recommendations regarding compensation of executive officers and determining the need for and the appropriateness of employment agreements for senior executives. This includes the responsibility: (1) to determine, review and approve on an annual basis the corporate goals and objectives with respect to compensation for the senior executives; and (2) to evaluate at least once a year the performance of the senior executives in light of the established goals and objectives and, based upon these evaluations, to determine the annual compensation for each, including salary, bonus, incentive and equity compensation. The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee in its sole discretion deems appropriate. The Compensation Committee may also invite the senior executives and other members of management to participate in their deliberations, or to provide information to the Committee for its consideration with respect to such deliberations, except that: the Chief Executive Officer may not be present for the deliberation of or the voting on compensation for the Chief Executive Officer. The Chief Executive Officer may, however, be present for the deliberation of or the voting on compensation for any other officer.

The Compensation Committee also has the authority and responsibility: (1) to review the fees paid to independent Directors for service on the Board of Directors and its committees, and make recommendations to the Board with respect thereto; and (2) to review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board as needed.

Our Compensation Committee’s charter was adopted by the Board of Directors on February 15, 2006. The charter is available on our web site at www.oilsandsquest.com.

The Compensation Committee has retained Mercer (Canada) Limited to review and advise on both senior executive compensation and compensation for the Board of Directors.

Governance and Nominating Committee

The Company’s Governance and Nominating Committee consists of: Gordon Tallman (Chair), Ronald Phillips and Honorable Senator Pamela Wallin O.C. Duties of the Governance and Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors. Our Governance and Nominating Committee’s charter was adopted by the Board of Directors on February 15, 2006 and is available on our web site at www.oilsandsquest.com.

The functions performed by the Governance and Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees. In making nominations, our Governance and Nominating Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

The Governance and Nominating Committee considers nominees proposed by our shareholders. To recommend a prospective nominee for the Governance and Nominating Committee’s consideration, you may submit the candidate’s name by delivering notice in writing to Oilsands Quest Inc. Attention: Vice President, Legal, 800, 326 — 11th Avenue S.W., Calgary, Alberta, Canada T2R 0C5.

A shareholder nomination submitted to the Governance and Nominating Committee must be submitted to the Company by the date mentioned in the most recent proxy statement under the heading “Shareholders Proposals” as such date may be amended in cases where the annual meeting has been changed as contemplated in Exchange Act Rule 14a-8(e), Question 5. The shareholder nomination must include, at a minimum, the following information:

(i) the name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;

(ii) the number of shares and description of the Company’s voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;

(iii) the name, address, telephone number, fax number and e-mail address of the person being recommended to the nominating committee to stand for election at the next annual meeting (the “Proposed Nominee”) together with information regarding such person’s education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information;

(iv) information regarding any family relationships of the Proposed Nominee as required by Item 401(d) of Regulation S-K;

(v) information on whether the Proposed Nominee or the person submitting the recommendation has (within the ten years prior to the recommendation) been involved in legal proceedings of the type described in Item 401(f) of Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K);

(vi) information regarding the share ownership of the Proposed Nominee required by Item 403 of Regulation S-K;

(vii) information regarding certain relationships and related party transactions of the Proposed Nominee as required by Item 404 of Regulation S-K; and

(viii) the signed consent of the Proposed Nominee in which he or she: (a) consents to being nominated as a director of the Company if selected by the nominating committee, (b) states his or her willingness to serve as a director if elected for compensation not greater than that described in the most recent proxy statement, (c) states whether the proposed nominee is “independent” as defined by Section 803 of the NYSE Amex Company Guide, and (d) attests to the accuracy of the information submitted pursuant to paragraphs (i) through (vii), above.

Although the information may be submitted by fax, e-mail, mail, or courier, the Governance and Nominating Committee must receive the Proposed Nominee’s signed consent, in original form, within ten days of making the nomination.

When the information required above has been received, the Governance and Nominating Committee will evaluate the Proposed Nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such Proposed Nominee to fulfill those needs.

The process for evaluating a Proposed Nominee is the same whether a Proposed Nominee is recommended by a shareholder or by an existing officer or Director. The Governance and Nominating Committee will:

(1) establish criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board of Directors: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints; and the Governance and Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company;

(2) identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chairman of the Board, make recommendations to the Board on new candidates for Board membership; and

(3) receive and evaluate nominations for Board membership which are recommended by existing Directors, corporate officers, or shareholders in accordance with policies set by the Governance and Nominating Committee and applicable laws.

The Governance and Nominating Committee was formed on April 30, 2004, and held five meetings during the fiscal year ended April 30, 2010. It has held one additional meeting during the current fiscal year. On August 13, 2010, by unanimous consent, the Governance and Nominating Committee nominated each of Paul Ching, Brian F. MacNeill and Ronald Phillips, our Class C Directors, to stand for re-election. The Company has not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Resources and Reserves Committee

The Company’s Resources and Reserves Committee consists of: Messrs. Read, MacNeill, Ching (Chair) and Wilson. The Resources and Reserves Committee assists the Board in meeting its responsibilities relating to reporting practices related to resources and reserves of the Company. In doing so, the Resources and Reserves Committee reviews the regulatory requirements for oil and gas reporting and makes recommendations to the Board with respect to those requirements, oversees the selection of independent geological engineers and qualified reserves evaluators that perform the Company’s resource evaluations, and reviews all independent geological and engineering evaluation reports. The Committee also reviews all resource reporting and resource related disclosure prior to release by the Company to the public. The Resources and Reserves Committee held eight meetings during the fiscal year ended April 30, 2010. The Resources and Reserves Committee has held one additional meeting during the current fiscal year.

Community Relations, Environment, Health and Safety Committee

The Company’s Community Relations, Environment, Health and Safety Committee consists of: Mr. Wilson and Honorable Senator Pamela Wallin O.C. The primary functions of the Community Relations, Environment, Health and Safety Committee are to assist the Board in reviewing the Company’s policy and management pertaining to (1) establishing and maintaining relationships with communities in the vicinity of its operations; and (2) health, safety, and environmental matters associated with its activities. The Committee will also review the reports and recommendations of independent consultants charged with assisting the Company in developing policies or managing its community relations and health, safety and environmental programs.

The Community Relations, Environment, Health and Safety Committee oversees the community relations strategy of the Company including the process to develop, review and report on benefit agreements between the Company and communities and report on the status of the Company’s relationships with communities in the vicinity of its operations. The Community Relations, Environment, Health and Safety Committee also supervises the Company’s strategy to manage health, safety and environmental matters at its operations sites and corporate offices, including corporate response and reporting procedures.

The Community Relations, Environment, Health and Safety Committee has the authority and responsibility to: (1) review compliance with applicable regulations and policies concerning community relations and health, safety and environmental matters; (2) review compliance with the terms of agreements concerning community relations and health, safety and environmental matters; (3) review procedures and when necessary engage qualified independent consultants to review procedures or provide recommendations concerning community relations and health, safety and environmental matters; and (4) consider the adequacy of such procedures concerning community relations and health, safety and environmental matters.

The Community Relations, Environment, Health and Safety Committee held one meeting during the fiscal year ended April 30, 2010. The Community Relations, Environment, Health and Safety Committee has held no additional meetings during the current fiscal year.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an employee of the Company during the fiscal year, nor has any member of Compensation Committee formerly served as an officer of the Company, and none of the Compensation Committee members entered into a transaction with the Company in which they had a direct or indirect interest that is required to be disclosed pursuant to Item 404 of Regulation S-K.

Assessments

Following the end of every second year, the Governance and Nominating Committee assesses the effectiveness of the Board as a whole and makes recommendations respecting same. For the most recently ending fiscal year, the Board of Directors will undertake to complete surveys wherein they evaluate Directors, senior executives, the Committees and the Board as a whole. The subject matter of the surveys is used to assess and improve Board practices.

Shareholder Communication with the Board of Directors

The Company values the views of its shareholders (current and future shareholders, employees and others). Accordingly, the Board of Directors established a system through its Audit Committee to receive, track and respond to communications from shareholders addressed to the Company’s Board of Directors or to its Non-Management Directors. Any shareholder who wishes to communicate with the Board of Directors or the Non-Management Directors may write to:

Brian F. MacNeill
Chair, Audit Committee
c/o Oilsands Quest Inc.
800, 326 — 11th Avenue S.W.
Calgary, AB, Canada T2R 0C5

The Chair of the Audit Committee is the Board Communications Designee. He will review all communications and report on the communications to the Chair of the Governance and Nominating Committee and the full Board or the Non-Management Directors as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a related person transaction policy that applies to all of our Directors and executive officers. It is the Company’s policy that the Audit Committee of the Board of Directors review and approve all related person transactions in advance, and that such related person transactions be disclosed in accordance with applicable legal and regulatory requirements.

There are no family relationships between any Company executive officer or Director.

None of the Directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred since May 1, 2009, or in any proposed transaction, which has materially affected or will affect the Company except as follows:

The son of a director of the Company is a 50% shareholder of a company that facilitated local on-site kitchen labour and catering functions to the Company for field operations. For the year ended April 30, 2010, $1,741,838 (2009 — $1,638,305) have been included in Exploration costs. These transactions were in the normal course of operations. The contractual relationship was terminated on March 31, 2010.

As at April 30, 2010, the Company had nil (April 30, 2009 — $52,010) payable to the above mentioned company.

The brother of a former executive of the Company is a 50% shareholder of a company that provides geophysical and geological analysis to the Company. For the year ended April 30, 2010, $194,430 (2009 — $161,361) have been included in Exploration costs. These transactions were in the normal course of operations, but are now terminated.

As at April 30, 2010, the Company had nil (April 30, 2009 — nil) payable to the above mentioned company.

On January 15, 2010 the Company entered into an agreement to sell all of its oil shale properties to Canshale Corp. (“Canshale”), for consideration of CDN $1 million (US $0.9 million) in cash and 8,000,000 common shares of Canshale, which we refer to as the “Canshale Transaction.” Canshale is a private company formed by Christopher H. Hopkins, our former President and Chief Executive Officer and a current member of our Board of Directors. The Canshale Transaction was conditional upon Canshale raising a minimum of CDN $12.5 million (US $11.7 million) in cash through a common share financing. Under the terms of the agreement, the Company has the right to terminate the agreement if Canshale does not complete its financing by June 30, 2010. On July 6, 2010, the Company and Canshale amended the agreement to extend the deadline for Canshale to complete its financing to July 30, 2010 in exchange for an extension incentive of 2.0 million common shares of Canshale. On July 30, 2010, the Company rescinded the agreement due to Canshale’s inability to raise the minimum financing.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table contained below. These are our “Named Executive Officers” and include each of the individuals who served as the Company’s principal executive officer and principal financial officer at any time during the 2010 fiscal year, the Company’s next most highly compensated executive officers that were employed at the end of the 2010 fiscal year, of which there were two, and two additional former executive officers of the Company who would have been one of the Company’s next most highly compensated executive officers based on the compensation they earned during the portion of 2010 fiscal year that they were employed by the Company.

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

As more fully described below, the Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends to the full Board of Directors each of the compensation programs for our senior executive officers, including the Named Executive Officers. Our senior executive officers review the base salary, annual bonus and long-term compensation levels for the other permanent employees. The entire Board of Directors remains responsible for significant changes to or adoption of new employee benefit plans. Consistent with the listing requirements of the NYSE Amex, the Compensation Committee is composed entirely of independent members of our Board of Directors.

Compensation Program Philosophy and Objectives

Our compensation program has five objectives:

•	support the Company’s overall business strategy;

•	align total compensation with shareholder interests;

•	minimize turnover related to compensation issues;

•	reward key executives and key employees for demonstrated performance through short- and long-term incentive plans; and

•	balance the proportion of fixed (i.e., base salary) versus variable (i.e. short- and long-term incentives) compensation to be competitive with typical practice among peers.

In making compensation decisions, the Compensation Committee considers various factors such as each executive’s motivation level, leadership ability, overall knowledge and experience in his or her particular segment of our business, the competitive compensation environment for such individual, that person’s unique skills and his or her expected future contribution to the success of our company. We feel that if these qualities are rewarded, the executives will be motivated to achieve our corporate goals and implement our strategies.

Elements of Compensation

The Compensation Committee believes that the compensation environment for qualified professionals in the industry in which the Company operates is highly competitive and the possibility exists that other companies will be able to offer more concrete benefits and higher salaries to its senior officers. It also believes that similar compensation pressure has resulted from increased financial reporting and corporate governance requirements implemented in recent years. In order to compete in this environment, our Named Executive Officers’ compensation has four components:

•	base salary;

•	short-term cash-based incentives which are determined annually using informed discretion (i.e. not a formula) and approved by the Board of Directors;

•	long-term equity-based incentives to be considered annually at the discretion of the Board of Directors; and

•	other benefits that, in most cases, are available to all salaried employees.

The Company does not provide its executives, or any other Company employees, with the opportunity to participate in a pension plan or non-qualified deferred compensation plan.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. We have not adopted any formal internal pay-equity proposal, but it is the Compensation Committee’s goal to be fair and reasonable to all employees within the limitations of the Company’s financial capabilities and equity requirements.

The Compensation Committee has engaged independent consultants, Mercer (Canada) Limited, to assist it in its determination of peer group assessments and other factors in assessing overall executive compensation. In determining the relevant peer group, the Compensation Committee considered public and private companies with oil and gas exploration and production operations including those with oil sands operations. Specifically, these included 13 peer group companies with respect to the compensation of our Named Executive Officers and over 100 peer group companies with respect to the compensation for all other employees as set out in the Mercer Total Compensation Survey for the Oil and Gas Industry. The 13 peer group companies with respect to the compensation of our Named Executive Officers were:

Named Executive Officers’ Peer Group Companies

Athabasca Oil Sands Corporation	North Peace Energy Corp.
Connacher Oil and Gas Limited	Petrobank Energy Resources Ltd.
Grizzly Resources Ltd.	Statoil Hydro Canada Ltd.
Japan Canada Oil Sands Limited	Sunshine Oilsands Ltd.
Laricina Energy Ltd.	Total E&P Canada Ltd.
MEG Energy Corp.	UTS Energy Corporation
MegaWest Energy Corp.

The aspects of compensation that were assessed in the “peer group assessments” include base salary, short-term incentives, perquisites, and long-term incentives. Factors also considered in assessing overall executive compensation in relevant peer groups included size and nature of organizations, comparable positions, industry competitive pressures in specific geographic location, and target pay positioning for roles of strategic importance and other roles in the organization. All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer (Canada) Limited. Mercer (Canada) Limited did not provide any services to the Company during fiscal year 2010 other than advice with respect to executive compensation, and it is engaged annually to provide such advice.

Base Salary.  Base salary, paid in cash, is the first element of compensation for our Named Executive Officers. We set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while recognizing that our Named Executive Officers have additional incentives to work towards the Company’s success. Individual performance and contribution to the overall business goals of the Company are subjective measures and are also evaluated by the Compensation Committee.

On August 1, 2009, Mr. Wong’s base salary was increased from $209,717 ($240,000 CDN) to $262,146 ($300,000 CDN) and Ms. Peters’ base salary was increased from $225,000 to $275,000. These increases were made by the Board of Directors, on recommendation from the Compensation Committee, due to the highly competitive compensation environment for qualified executives in the industry and in recognition of the increased responsibilities of these executives. No other Named Executive Officer received an increase in base salary during fiscal year 2010.

The Compensation Committee believes that base salaries for our Named Executive Officers are appropriate for executives serving a public company of our size in our industry.

Annual Discretionary Cash Bonuses.  Annual discretionary cash bonuses are the second element of our compensation plan. The Compensation Committee believes it is appropriate that executive officers and other employees have the potential to receive a significant portion of their annual cash compensation as a cash bonus to encourage performance to achieve key short-term (annual) corporate objectives and to be competitive from a total remuneration standpoint.

In accordance with the executive employment agreements for each Named Executive Officer, the award of cash bonuses is at the sole discretion of the Compensation Committee. There are no formal written guidelines currently in effect. In accordance with the terms of Messrs. Fitzgibbon and Wong’s, Ms. Peters’ and Ms. MacKenzie’s employment agreements, when a bonus plan is established by the Company, the executives will be eligible to receive a target bonus equal to 50%, 40%, 40% and up to 100% of their base salary respectively. The Board of Directors has discretion to adjust this target up or down. The Board of Directors and the Compensation Committee has the discretion to not award any cash bonus to any of our Named Executive Officers if warranted. We have no set formula for determining or awarding discretionary cash bonuses to our other executives or employees and there is no specific guideline for determining how much weight to give to individual and Company performance factors when determining the amount of the discretionary bonus. In determining whether to award bonuses and the amount of any bonuses, we have taken and will continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, peer group assessments, and the total compensation package, as well as Company resources and business projections, and other operational factors.

The Compensation Committee may also consider how unexpected events may have impacted the Company’s performance with respect to determining the appropriateness of a bonus. For example, a large acquisition may substantially change our budget and forecast prepared prior to the beginning of a year, thereby affecting the cash available for payment of bonuses. Also, our Compensation Committee encourages our executives to pursue long-term goals, even if these long-term goals may result in a reduction in our near-term performance. Accordingly, the Compensation Committee will determine whether and in what amount a discretionary bonus is appropriate for each of the Named Executive Officers after taking into account all factors that the Compensation Committee, in its discretion, determines to be appropriate.

Where the Compensation Committee determines that bonuses are properly payable, but cash considerations do not permit the payment of a bonus in cash, the Compensation Committee will consider payment of the bonus amount in restricted stock or options. The Compensation Committee may also defer all or any part of any bonus to future years.

When determining cash bonus awards, the Compensation Committee considers the following overall corporate objectives: (i) the attainment of exploration goals by the Company; (ii) the progress made on pre-commercialization activities for our oil sands discoveries; (iii) the timely acquisition or divestiture of key strategic assets for the future of the Company; (iv) the ability of our senior executives to secure financing for the operations of the Company; (v) the ability of our senior executives to execute these programs within established budgets; and (vi) the individual roles and performance of our senior executives in accomplishing these corporate objectives.

The Compensation Committee also considered the following individual factors for each Named Executive Officer: (i) operations excellence; (ii) development of key relationships; (iii) creating and supporting a strong environment of corporate governance and (iv) leadership in the execution of corporate goals. The Compensation

Committee also considered the significant labor constraints for skilled executives in the oil sands industry in the Alberta marketplace to ensure that the discretionary cash bonuses reflected an appropriate retention component.

As a result of the consideration of these factors in respect of Company performance in fiscal year 2009 and fiscal year 2010 and the judgment exercised by the Compensation Committee, none of the Company’s Named Executive Officers received a cash bonus in respect of fiscal year 2009 or fiscal year 2010. The Compensation Committee believes that not awarding a discretionary cash bonus to any of our Named Executive Officers for fiscal 2009 or for fiscal year 2010 was appropriate based on the discretionary factors discussed above because our goals with respect to Company performance were not achieved.

However, in December 2009 Mr. Wong and Ms. Peters received one-time cash bonuses equal to $55,965 and $46,637 respectively in recognition of their roles in the successful start up of the test facilities at our Axe Lake Reservoir. The relative size of these bonuses is determined based on the significance of each executive’s role in this venture. Mr. Wilson elected not to receive a cash bonus at that time.

Additionally, on March 11, 2010, the Board approved a short term incentive payment of $50,000 CDN to each of Mr. Wong and Ms. Peters, which was subject to these executives securing financing in an amount that would ensure that the Company had sufficient liquidity to carry on with its planned operations for the 12 months following April 30, 2010. This performance goal was achieved during fiscal year 2010 and these payments were made on May 31, 2010.

On May 12, 2010 the Board approved the performance goals for each of the Names Executive Officers’ annual cash bonuses with respect to fiscal year 2011. These goals, their measure and their relative weightings are as follows:

Goal	Measure	Weighting

Design, finance and operate a low pressure Steam Assisted Gravity Drainage (“SAGD”) test	Successfully complete a SAGD test by April 30, 2011, which confirms the containment characteristics of the overburden (glacial till) and increases the contingent resource estimate provided by independent third party engineers.	40%
Maintain a focus on capital discipline and preservation	Complete the scope of the fiscal 2011 budget, within the budget approved and updated by the Board.	30%
Continue building a strong employee base and management team	Staff turnover is less than 15% for fiscal year 2011.	20%
Receive approval from Saskatchewan Ministry of Environment for a 30,000 BPD commercial project	Approval from Saskatchewan Ministry of Environment by April 30, 2011	10%

Long-Term Equity-Based Incentives.  Equity-based incentives form a third element of our compensation program. Long-term equity-based incentive compensation is an element of our compensation policy because we believe it aligns management and executives’ interests with the interests of the Company’s shareholders. Our equity incentives also reward the attainment of long-term corporate objectives by our executives. We generally grant equity in the form of stock options that are subject to vesting over several years in order to encourage management and executive retention. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, the Company has two equity incentive plans for its management and employees: its 2005b Stock Option Plan and its 2006 Stock Option Plan. The Company does not intend to grant any further options under the 2005b Stock Option Plan and there are no grants outstanding under that plan.

The Compensation Committee administers our long-term equity-based incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates, and from time to time recommending rules and regulations for carrying out the purposes of our plans for approval by the Board of Directors. For compensation decisions regarding the grant of equity compensation to executive officers (other than Mr. Wilson, our Executive Chairman, President and Chief Executive Officer and Mr. Hopkins while he served as President and Chief Executive Officer) and other employees, our Compensation Committee typically considers recommendations from Mr. Wilson, our Executive Chairman, President and Chief Executive Officer and Mr. Hopkins while he served as President and Chief Executive Officer, as well as the competitive environment associated with longer-term compensation. All awards are granted at an exercise price equal to the fair market value on the grant date in accordance with FASB ASC Topic 718.

Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, or upon the death, disability, retirement or termination of a grantee’s employment without cause, all outstanding equity-based awards may immediately vest depending on the individual’s employment arrangement. Please see “Employment Contracts, Change of Control Arrangements and Certain Other Matters” below for further details. Historically and in fiscal year 2010, awards were typically granted annually in August or September of each year in connection with our annual performance reviews and salary adjustments. Beginning in fiscal year 2011, awards will be made in May of each year following completion of the fiscal year on April 30. If an executive begins employment with the Company during the fiscal year, the executive may also receive an initial equity grant at such time.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors discussed in ‘Annual Discretionary Cash Bonuses’ above.

In determining the specific fiscal year 2010 awards for our individual Named Executive Officers, the Compensation Committee considered overall corporate objectives and individual executive criteria including those listed above in ‘Annual Discretionary Cash Bonuses’.

Grants to individual Named Executive Officers made prior to fiscal year 2010 that are still outstanding are contained in the “Outstanding Equity Awards at 2010 Fiscal Year End” table below. Grants to individual Named Executive Officers for fiscal 2009 were granted on September 3, 2009 during fiscal year 2010 and are contained in the “Grants of Plan-Based Awards in Fiscal Year 2010” table below. The sizes of the individual grants were reflective of the factors described above and the roles of each individual in the Company.

The following awards were made to our Named Executive Officers during fiscal year 2010:

•	On September 3, 2009, Mr. Wilson was awarded 500,000 options in recognition of his contribution to the Company’s corporate goals, including his role in the Company’s financing efforts and acquisitions during the year ended April 30, 2009 and his expected future contributions to the Company.

•	On September 3, 2009, Mr. Hopkins was awarded 500,000 options in recognition of his contribution to the Company’s corporate goals, including exploration success, the Company’s financing efforts and his role in the Company’s ability to execute its programs within established budgets during the year ended April 30, 2009 and his expected future contributions to the Company.

•	On September 3, 2009, Mr. Wong was awarded 450,000 options in recognition of his contribution to the overall corporate objectives including his role in the Company’s ability to execute its programs within established budgets during the year ended April 30, 2009 and his expected future contributions to the Company.

•	On March 29, 2010, Ms. MacKenzie was awarded 2,000,000 options pursuant to the terms of her employment agreement and in connection with her commencement of employment with the Company on April 26, 2010. These options vested 25% upon commencement of employment and will vest either (i) 25% on each of the first three anniversary dates of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement.

•	On September 3, 2009, Ms. Peters was awarded 300,000 options in recognition of her contribution to the Company’s corporate goals, including her role in the Company’s financing efforts and acquisitions during the year ended April 30, 2009 and her role in the Company’s ability to execute its programs within established budgets during the year ended April 30, 2009, and her expected future contributions to the Company.

Other than the stock options granted to Ms. MacKenzie, all other stock options granted during fiscal year 2010 will become 100% vested either (i) upon a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement, or (ii) if on or before May 31, 2012, the Board determines in good faith that any two of the following targets has been achieved:

•	recoverability has been demonstrated by the development of a reservoir recovery configuration that the Board has resolved to authorize for use in a pilot project or commercial development application;

•	the OQI Total Shareholder Return (as defined below) is at least 15% greater than the Average Peer Total Shareholder Return (as defined below) for the three years ended May 31, 2012;

•	the high resource (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million barrels, as determined by an independent reserves evaluator; and

•	the high resource (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million barrels, as determined by an independent reserves evaluator.

The Board in its sole discretion may, based on budgets and financing conditions, increase the number of targets to be achieved from two to three at any time prior to vesting.

For purposes of these performance targets:

‘‘Average Peer Total Shareholder Return” means the average of the Total Shareholder Returns for each of (1) Connacher Oil and Gas Limited, (2) Cenovus Corporation, (3) Imperial Oil Limited, (4) Opti Canada Inc., (5) Suncor Inc. and (6) UTS Energy Corporation. If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Compensation Committee will decide on the companies that will be used for the relative Total Shareholder Return comparison.

‘‘Total Shareholder Return” means the product of (Market Price on May 31, 2012 − Market Price on May 31, 2009) + dividends paid / Market Price on May 31, 2009.

‘‘OQI Total Shareholder Return” means the Total Shareholder Return on one share of Company Common Stock.

‘‘Market Price” means the volume weighted average trading price of the securities, calculated by dividing the total value by the total volume of securities traded for the relevant period, (“VWAP”) on the stock exchange where the majority of the trading volume and value of the subject securities occurs, for the five trading days immediately preceding the relevant date. In certain exceptional circumstances, the five day VWAP may not accurately reflect the securities’ current market price, and the Board may adjust the VWAP based on relevant factors including liquidity, trading activity immediately before, during or immediately after the relevant period or any material events, changes or announcements occurring immediately before, during or immediately after the relevant period.

The large dollar value assigned to the options using the Black-Scholes model is primarily due to the high volatility of the Company’s stock price.

Additionally, on May 14, 2010 the Named Executive Officers that were employed on that date received the following stock option grants: Mr. Wilson 2,000,000 options; Mr. Wong 400,000 options; Ms. Peters 350,000 options. These grants were made in recognition of the additional roles and functions within the organization that were taken on by each executive at that time. The relative size of these equity grants is determined based on the size and complexity of each executive’s additional roles and functions at the Company, and Mr. Wilson’s grant reflects the numerous additional responsibilities connected with his assuming the positions of Executive Chairman, President and Chief Executive Officer. All options were granted with an exercise price of $0.80, which was equal to the closing price of our Common Stock on the date of grant as quoted on the NYSE Amex, and have a term of five years. All of these stock options will become 100% vested if (i) there is a merger, acquisition, sale or a change of control, or (ii) on or before April 30, 2013, the Board determines in good faith that any two of the following targets has been achieved:

•	Recoverability of the Axe Lake Reservoir has been demonstrated by the development of a reservoir recovery configuration that the Board has resolved to authorize for use in a pilot project or commercial development application.

•	The OQI Total Shareholder Return is at least 15% greater than the Average Peer Total Shareholder Return.

•	The high estimate of the Company’s contingent bitumen resources (on a 100% interest basis), as determined by an independent reserves evaluator, is at least 1,026 million barrels.

•	The high estimate of the Company’s discovered bitumen resources (on a 100% interest basis), as determined by an independent reserves evaluator, is at least 4,173 million barrels.

The Board in its sole discretion may, based on budgets and financing conditions, increase the number of targets to be achieved from two to three at any time prior to vesting.

For purposes of these performance targets, “Average Peer Total Shareholder Return”, “OQI Total Shareholder Return” and “Market Price” have the same meaning as for the stock option grants made during fiscal year 2010. “Total Shareholder Return” means the product of (Market Price on April 30, 2013 − Market Price on May 1, 2010) + dividends paid / Market Price on May 1, 2010.

Other Employee Benefits.  Pursuant to the terms of their employment agreements, Mr. Wong, Ms. MacKenzie and Ms. Peters are entitled to a vehicle allowance of $1,500 CDN per month. The Company’s executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and long-term disability insurance, in each case on the same basis as other employees. The Company provides vacation and other paid holidays to all employees, including the Named Executive Officers, which are comparable to those provided by other companies in our peer group. The Company does not have any equity or security ownership guidelines for executives. The Company does not consider the accounting and tax treatment of the particular forms of compensation awarded to executives when determining those awards.

Our articles of incorporation and bylaws entitle our officers and directors to advancement or reimbursement of their legal expenses, to the fullest extent permitted by law, if they are involved in litigation as a result of performing services for the Company or other enterprise at its request. The right to indemnification is conditioned on meeting a specified standard of care, generally requiring the officer to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Employment Contracts, Change of Control Arrangements and Certain Other Matters.  We have entered into employment agreements with each of our Named Executive Officers. The payments provided for under the employment agreements in the event of termination without cause or resignation in the event of a change of control are designed to assure the Company of the continued employment and attention and dedication to duty of these key management employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a change of control of the Company. The amount of severance payable is an amount the Company has determined is necessary to remain competitive in the marketplace for executive talent. The material terms of the employment agreements are described following the “Grants of Plan-Based Awards in Fiscal Year 2010” table below and the severance provisions are described under “Potential Payments Upon Termination or Change of Control” below.

Report of the Compensation Committee

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. The Compensation

Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s proxy statement on Schedule 14A and in the registrant’s Annual Report on Form 10-K.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Ronald Phillips, Chairman
Paul Ching
John Read

Summary Compensation Table

The following table sets out the compensation recorded for the fiscal years ended April 30, 2010, 2009, and 2008 in respect to each of the individuals who served as the Company’s Named Executive Officers. All compensation is paid in Canadian Dollars and shown in United States Dollars converted at the average exchange rate for the applicable year as determined by the Bank of Canada ($1.00 US = $1.0721 CDN in fiscal year 2010, $1.1444 CDN in fiscal year 2009 and $1.0225 CDN in fiscal year 2008).

				Option	All Other
		Salary	Bonus	Awards(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

T. Murray Wilson	2010	373,100	—	313,539	5,240	691,879
Executive Chairman, President and	2009	349,528	—	1,890,250	3,770	2,243,548
Chief Executive Officer(1)	2008	366,712	195,580	2,835,000	6,176	3,403,468
Christopher H. Hopkins	2010	264,279	—	313,539	1,171,405	1,749,223
Former President and Chief	2009	349,528	—	1,890,250	2,376	2,242,154
Executive Officer(2)	2008	366,712	195,580	2,835,000	794	3,398,086
Garth Wong	2010	271,430	102,602	282,185	20,666	676,883
Chief Financial Officer(3)	2009	39,322	—	325,000	3,756	368,078
	2008	—	—	—	—	—
Susan MacKenzie	2010	7,066	—	1,047,760	—	1,054,826
Chief Operating Officer(3)	2009	—	—	—	—	—
	2008	—	—	—	—	—
Leigh Peters	2010	244,847	93,275	188,123	20,947	547,192
Vice President, Legal(3)	2009	—	—	—	—	—
	2008	—	—	—	—	—
Erdal Yildirim,	2010	202,873	—	—	660,077	862,950
Former Executive Vice President	2009	253,408	—	1,173,000	19,891	1,446,299
Project Development(2)	2008	273,812	57,044	1,512,000	19,820	1,862,676
Jamey Fitzgibbon	2010	62,183	—	—	572,434	634,617
Former President and Chief	2009	218,455	349,528	7,244,000	7,146	7,819,129
Operating Officer(4)	2008	—	—	—	—	—

1)	Mr. Wilson became an officer of the Company on May 1, 2006. Following Mr. Hopkins’ resignation, Mr. Wilson assumed the roles of President and Chief Executive Officer.

2)	Mr. Hopkins became an officer of the Company on August 14, 2006. Prior thereto, he was an employee of OQI Sask from May 1, 2005 to August 14, 2006. Mr. Hopkins resigned as President and Chief Executive Officer on January 15, 2010. Mr. Yildirim became an officer of the Company on October 2, 2006 and retired on February 1, 2010. All compensation paid to them during the disclosed periods has been included.

3)	Ms. Peters, Mr. Wong and Ms. MacKenzie became officers of the Company on August 1, 2008, February 23, 2009 and April 26, 2010 respectively. Although Ms. Peters was an executive of the Company during fiscal years 2008 and 2009, as she did not become a Named Executive Officer until fiscal year 2010, only her compensation for that year is disclosed. There are no other individuals employed by, or providing services to, the Company that hold the position of an executive officer.

4)	Mr. Fitzgibbon entered into an executive employment agreement on July 15, 2008 and commenced employment with the Company on September 16, 2008. Pursuant to the terms of his employment agreement, Mr. Fitzgibbon received a signing bonus equal to $349,528 ($400,000 CDN). Mr. Fitzgibbon resigned on July 6, 2009. Prior to Mr. Fitzgibbon’s appointment and following his resignation, Mr. Hopkins assumed the role of President of the Company.

5)	The amounts reported in this column represent the aggregate grant date fair value of stock option awards for each of the Named Executive Officers calculated in accordance with FASB ASC Topic 718 for the applicable fiscal year. Assumptions used in the calculations of these amounts are included in footnote 3h of the notes to the Company’s financial statements in the Company’s 2008 Annual Report on Form 10-K/A, footnote 11 of the notes to the Company’s financial statements in the Company’s 2009 Annual Report on Form 10-K and footnote 12 of the notes to the Company’s financial statements in the Company’s 2010 Annual Report on Form 10-K.

6)	Premiums paid for the employee health benefits program, automobile allowances or personal use benefits of automobiles, and parking allowances are included herein. For Messrs. Yildirim and Wong, Ms. Peters and Ms. MacKenzie these amounts include a $1,500 CDN per month automobile allowance. For Mr. Yildirim, the amount reported includes (i) $616,558 paid on retirement, (ii) $27,050 of accrued but unpaid vacation that was paid on retirement, (iii) $12,592 automobile allowance, (iv) $2,518 parking allowance, and (v) $1,359 in premiums paid for the employee health benefits program. For Mr. Hopkins, the amount reported includes (i) $1,032,136 severance paid on resignation, (ii) $135,607 of accrued but unpaid vacation that was paid on resignation, (iii) $1,284 in premiums paid for the employee health benefits program, and (iv) $2,379 parking allowance. For Mr. Fitzgibbon, the amount reported includes (i) $557,785 severance paid on resignation, (ii) $10,988 of accrued but unpaid vacation that was paid on resignation, (iii) $303 in premiums paid for the employee health benefits program, (iv) $2,798 automobile allowance, and (v) $560 parking allowance.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table presents information with respect to each award made to our Named Executive Officers under our 2006 Stock Option Plan in fiscal year 2010. No equity or non-equity plan-based awards, other than stock options, were granted during fiscal year 2010.

		All Option
		Awards:
		Number of
		Securities	Exercise or	Grant Date
		Underlying	Base Price of	Fair Value of
		Options	Option Awards	Option Awards
Name	Grant Date	(#)(1)	($/Sh)(2)	($)(3)

T. Murray Wilson	September 3, 2009	500,000	0.91	313,539
Christopher Hopkins	September 3, 2009	500,000	0.91	313,539
Garth Wong	September 3, 2009	450,000	0.91	282,185
Sue MacKenzie	March 29, 2010	2,000,000	0.76	1,047,760
Leigh Peters	September 3, 2009	300,000	0.91	188,123
Erdal Yildirim	—	—	—	—
Jamey Fitzgibbon	—	—	—	—

1)	The stock options granted to Ms. MacKenzie on March 29, 2010, vested 25% upon commencement of employment and will vest either (i) 25% on each of the first three anniversary dates of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement.

All other stock options granted during fiscal year 2010 will become 100% vested either (i) upon a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement, or (ii) if on or before May 31, 2012, the Board determines in good faith that any two of the following targets has been achieved:

•	recoverability of the Axe Lake Reservoir has been demonstrated by the development of a reservoir recovery configuration that the Board has resolved to authorize for use in a pilot project or commercial development application;

•	the OQI Total Shareholder Return (as defined below) is at least 15% greater than the Average Peer Total Shareholder Return (as defined below) for the three years ended May 31, 2012;

•	the high (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million, as determined by an independent reserves evaluator; and

•	the high resource (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million barrels, as determined by an independent reserves evaluator.

The Board in its sole discretion may, based on budgets and financing conditions, increase the number of targets to be achieved from two to three at any time prior to vesting.

For purposes of these performance targets:

‘‘Average Peer Total Shareholder Return” means the average of the Total Shareholder Returns for each of (1) Connacher Oil and Gas Limited, (2) Cenovus Corporation, (3) Imperial Oil Limited, (4) Opti Canada Inc., (5) Suncor Inc. and (6) UTS Energy Corporation. If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Compensation Committee will decide on the companies that will be used for the relative Total Shareholder Return comparison.

‘‘Total Shareholder Return” means the product of (Market Price on May 31, 2012 − Market Price on May 31, 2009) + dividends paid / Market Price on May 31, 2009.

“OQI Total Shareholder Return” means the Total Shareholder Return on one share of Company Common Stock.

‘‘Market Price” means the volume weighted average trading price of the securities, calculated by dividing the total value by the total volume of securities traded for the relevant period, (“VWAP”) on the stock exchange where the majority of the trading volume and value of the subject securities occurs, for the five trading days immediately preceding the relevant date. In certain exceptional circumstances, the five day VWAP may not accurately reflect the securities’ current market price, and the Board may adjust the VWAP based on relevant factors including liquidity, trading activity immediately before, during or immediately after the relevant period or any material events, changes or announcements occurring immediately before, during or immediately after the relevant period.

2)	The exercise price for stock options is equal to the closing price of our Common Stock on the date of grant as quoted on the NYSE Amex.

3)	The Company estimates the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of FASB ASC Topic 718. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the option’s expected life and the expected price volatility of the Common Stock. The expected stock price volatility assumption was determined using historical volatility of the Common Stock. This amount disregards any estimate of forfeitures.

Employment Agreements of our Named Executive Officers

T. Murray Wilson

On May 1, 2006, and as amended effective on September 22, 2006 and August 1, 2007, the Company entered into an executive employment agreement for an indefinite term with T. Murray Wilson under which Mr. Wilson receives an annual base salary (currently at $373,100 ($400,000 CDN)) and is eligible to receive an annual bonus up to 200% of his annual base salary. In addition, Mr. Wilson received options to acquire 4,000,000 shares Common Stock at an exercise price of $6.75 (equal to the per-share fair market value on the date of grant), all of which are now fully vested and exercisable.

Christopher H. Hopkins

On August 14, 2006, Christopher H. Hopkins entered into an executive employment agreement for an indefinite term with the Company, pursuant to which he received a base annual salary (referred to as the Base Fee in his agreement — currently at $373,100 ($400,000 CDN)). He was entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion. On January 15, 2010, Mr. Hopkins resigned as President and Chief Executive Officer but remains on the Board of Directors. Mr. Hopkins entered into a Transition Agreement with the Company effective January 15, 2010, the terms of which are described below under “Potential Payments Upon Termination or Change of Control”.

Garth Wong

On February 23, 2009, and amended and restated on April 9, 2009, Garth Wong entered into an executive employment agreement for an indefinite term with the Company pursuant to which he receives a base annual salary (referred to as the Base Fee in his agreement — currently at $279,825 ($300,000 CDN)). He is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion. Mr. Wong is also entitled to a vehicle allowance in the amount of $1,500 per month.

Additionally, Mr. Wong was granted options to purchase 500,000 shares of Common Stock. The options vest in 25% increments, with the first 25% vesting upon Mr. Wong commencing his duties with the Company and the remaining 75% vesting annually on a pro-rata basis on each anniversary date of the effective date of Mr. Wong’s executive employment agreement.

Susan MacKenzie

On March 26, 2010, Susan MacKenzie entered into an executive employment agreement for an indefinite term with the Company commencing on April 26, 2010, pursuant to which she receives a base annual salary (currently at $373,100 ($400,000 CDN)). She is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion, with a target annual bonus equal to up to 100% of her base annual salary. Ms. MacKenzie is also entitled to a vehicle allowance in the amount of $1,500 per month.

Additionally, Ms. MacKenzie was granted options to purchase 2,000,000 shares of Common Stock. The options vest in 25% increments, with the first 25% vesting upon Ms. MacKenzie commencing her employment with the Company and the remaining 75% vesting annually on a pro-rata basis on each anniversary date of the date of grant. Pursuant to the terms of her executive employment agreement, Ms. MacKenzie is also eligible to receive a $500,000 bonus, paid in cash or the equivalent value in shares of Common Stock or options, upon achievement of each of the following: (i) successful completion of a low pressure SAGD well pair test where ‘successful completion’ means acquisition of early term production and cap rock integrity results; (ii) approval of a commercial application at both the Ministry of Environment and Ministry of Resources levels; (iii) commencement of construction activities of a commercial project; (iv) commencement of production from a commercial project.

Leigh Peters

On August 1, 2008, Leigh Peters entered into an executive employment agreement for an indefinite term with the Company pursuant to which she receives a base annual salary (currently at $256,506 ($275,000 CDN)). She is entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion, with a target annual bonus equal to 40% of her base annual salary. Ms. Peters is also entitled to a vehicle allowance in the amount of $1,500 per month.

Erdal Yildirim

On October 2, 2006, Erdal Yildirim entered into an executive employment agreement for an indefinite term with the Company pursuant to which he received a base annual salary (referred to as the Base Fee in his agreement) (currently at $270,497 ($290,000 CDN)). He was entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses from time to time in amounts and on such terms and conditions as may be determined by the Board of Directors in its sole discretion. Mr. Yildirim retired from the

Company on February 1, 2010 and the payments he received on retirement are described below under “Potential Payments Upon Termination or Change of Control”.

Jamey Fitzgibbon

Effective July 15, 2008, Jamey Fitzgibbon entered into an executive employment agreement with the Company for an indefinite term commencing on September 16, 2008, pursuant to which he received a base annual salary currently at $373,100 ($400,000 CDN). Additionally, Mr. Fitzgibbon was entitled to participate in the Company’s long and short term incentive plans (including stock option plans) and receive bonuses in amounts and on such terms and conditions as determined by the Board of Directors. Additionally, Mr. Fitzgibbon was granted options to purchase 2,000,000 shares of Common Stock. The options were eligible to vest in 25% increments; the first 25% vested upon Mr. Fitzgibbon commencing his duties with the Company and the remaining 75% were to vest annually on a pro-rata basis on each anniversary date of the date of grant (July 15, 2008). Mr. Fitzgibbon resigned from the Company effective July 6, 2009 and his employment agreement was terminated on that date. The terms of his severance letter agreement are described below under “Potential Payments Upon Termination or Change of Control”.

Outstanding Equity Awards At 2010 Fiscal Year-End(1)

The following table sets out the unexercised stock options held by each Named Executive Officer outstanding as of the end of our 2010 fiscal year.

			Equity
			Incentive Plan
			Awards:
			Number of
	Number of	Number of	Securities
	Securities	Securities	Underlying
	Underlying	Underlying	Unexercised
	Unexercised	Unexercised	Unearned	Option	Option
	Options (#)	Options (#)	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	(#)	Price ($)	Date

T. Murray Wilson(2)	1,000,000			6.75	May 1/11
	1,000,000			6.75	Aug. 14/11
	1,000,000			6.75	May 1/12
	1,000,000			6.75	May 1/13
	275,000		275,000	5.05	Aug. 23/11
	562,500	187,500		4.27	Aug. 1/12
	237,500	237,500		4.51	Aug. 1/13
	600,000	200,000		0.81	Dec. 9/18
			500,000	0.91	Sep. 3/19
Christopher H. Hopkins(3)	300,000		300,000	5.05	Aug. 23/11
	562,500	187,500		4.27	Aug. 1/12
	237,500	237,500		4.51	Aug. 1/13
	600,000	200,000		0.81	Dec. 9/18
			500,000	0.91	Sep. 3/19
Garth Wong(4)	250,000	250,000		0.71	Feb. 23/19
			450,000	0.91	Sep. 3/19
Susan MacKenzie(5)	500,000	1,500,000		0.76	Mar. 29/20
Leigh Peters(6)	75,000	25,000		4.27	Aug. 1/12
	175,000	175,000		4.51	Aug. 1/13
	150,000	50,000		0.81	Dec. 9/18
			300,000	0.91	Sep. 3/19
Erdal Yildirim(7)	300,000			3.89	Oct. 2/11
	400,000			4.27	Aug. 1/12
	400,000			4.51	Aug. 1/13
Jamey Fitzgibbon(8)	—	—	—	—	—

(1)	In addition to the options to purchase Common Stock held as set out above, Mr. Hopkins also holds certain options to acquire Exchangeable Shares, which are exchangeable into shares of the Common Stock, under options granted by OQI Sask prior to the reorganization of August 14, 2006. Each option entitles the holder to 8.23 Exchangeable shares. Mr. Hopkins holds: (i) 200,000 options to acquire OQI Sask common shares at $6.00 CDN which are exercisable and expire as to 100,000 on December 15, 2010 and 100,000 on May 1, 2011 and (ii) 300,000 options to acquire OQI Sask common shares at $25.00 CDN per share which are exercisable and expire on May 1, 2011.

(2)	Stock options granted to T. Murray Wilson under the Company’s 2006 Stock Option Plan consist of:

•	4,000,000 options received pursuant to Mr. Wilson’s employment agreement with the Company described above. All of these options are now vested and remain exercisable at an exercise price of $6.75 for five years following the date of vesting. Of these options, 1,000,000 vested immediately; 1,000,000 vested upon attaining certain reorganization goals of the Company, which occurred on August 14, 2006; 1,000,000 vested on May 1, 2007; and 1,000,000 vested on May 1, 2008.

•	300,000 options at an exercise price of $5.05 on August 23, 2006. The options vested 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant. On September 27, 2006, Mr. Wilson returned 25,000 of these options to the Company for cancellation.

•	300,000 bonus options at an exercise price of $5.05 on August 23, 2006. The options vest either (i) 25% upon a 750 million bitumen in place (“BIP”) barrel count defined as the high resource (P10) estimate of bitumen in place, 50% upon a 1 billion BIP barrel count, 75% upon a 1.25 billion BIP barrel count, and 100% upon a 1.5 billion BIP barrel count, and three years from the date of grant; or (ii) 100% vesting upon a merger, acquisition, sale, or change of control. On September 27, 2006, Mr. Wilson returned 25,000 of these options to the Company for cancellation.

•	750,000 options at an exercise price of $4.27 on August 1, 2007 and 475,000 options at an exercise price of $4.51 on August 1, 2008. All of these options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

•	800,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant (June 9, 2009, December 9, 2009, and June 9, 2010).

•	500,000 options at an exercise price of $0.91 on September 3, 2009. These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2010’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(3)	Options granted to Christopher H. Hopkins under the Company’s 2006 Stock Option Plan consist of:

•	300,000 options at an exercise price of $5.05 on August 23, 2006. The options vest either (i) 25% upon a 750 million BIP barrel count defined as the high resource (P10) estimate of bitumen in place, 50% upon a 1 billion BIP barrel count, 75% upon a 1.25 billion BIP barrel count, and 100% upon a 1.5 billion BIP barrel count, and three years from date of grant; or (ii) 100% upon a merger, acquisition, sale, or change of control.

•	300,000 options at an exercise price of $5.05 on August 23, 2006, 750,000 options at an exercise price of $4.27 on August 1, 2007 and 475,000 options at an exercise price of $4.51 on August 1, 2008. All of these options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

•	800,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant (June 9, 2009, December 9, 2009, and June 9, 2010).

•	500,000 options at an exercise price of $0.91 on September 3, 2009. These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2010’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

Mr. Hopkins also holds vested options to acquire 3,840,670 Exchangeable Shares of which 823,000 expire on December 15, 2010 and 3,017,670 expire on May 1, 2011 and unvested options to acquire 274,330 Exchangeable Shares which vested on May 1, 2009 and expire on May 1, 2011. The Exchangeable Shares expire on August 14, 2013. These options were issued by OQI Sask pursuant to the Reorganization Agreement dated June 9, 2006.

Pursuant to the terms of Mr. Hopkins Transition Agreement, all of his stock options and Exchangeable Shares will continue to remain eligible to vest so long as he remains a member of the Board of Directors as if his employment had not been terminated.

(4)	Options granted to Garth Wong under the Company’s 2006 Stock Option Plan consist of:

•	500,000 options at an exercise price of $0.71 on February 23, 2009. The options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

•	450,000 options at an exercise price of $0.91 on September 3, 2009. These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2010’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(5)	Options granted to Susan MacKenzie under the Company’s 2006 Stock Option Plan consist of:

•	2,000,000 options at an exercise price of $0.76 on March 29, 2010. The options vested 25% upon commencement of employment and will vest either (i) 25% on each of the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(6)	Options granted to Leigh Peters under the Company’s 2006 Stock Option Plan consist of:

•	100,000 options at an exercise price of $4.27 on August 1, 2007 and 350,000 options at an exercise price of $4.51 on August 1, 2008. All of these options vested 25% immediately on the date of grant and will vest either (i) 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

•	200,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant (June 9, 2009, December 9, 2009, and June 9, 2010).

•	300,000 options at an exercise price of $0.91 on September 3, 2009. These options vest either (i) 100% upon the attainment by the Company of certain performance goals by May 31, 2012, as detailed in footnote 1 to the ‘Grants of Plan-Based Awards in Fiscal Year 2010’ Table; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(7)	Options granted to Erdal Yildirim under the Company’s 2006 Stock Option Plan consist of 300,000 options at an exercise price of $3.89 on October 2, 2006, 400,000 options at an exercise price of $4.27 on August 1, 2007, 400,000 options at an exercise price of $4.51 on August 1, 2008, and 100,000 options at an exercise price of $0.81 on December 9, 2008. In connection with Mr. Yildirim’s retirement on February 1, 2010, all options became fully vested and will remain exercisable for two years following his retirement date.

(8)	Mr. Fitzgibbon resigned from the Company effective July 6, 2009. He had 90 days from July 6, 2009 to exercise all vested options and thereafter all outstanding options were forfeited.

All of the above transactions with our Named Executive Officers are exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d).

Options Exercised and Stock Vested During Fiscal Year 2010

The following table sets out the number of stock options to purchase our Common Stock that were exercised by our Named Executive Officers during the fiscal year ended April 30, 2010. There were no stock grants as bonuses or other equity awards outstanding or available for exercise or vesting during fiscal year 2010.

Option Awards
Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

T. Murray Wilson	—	—
Christopher Hopkins	—	—
Garth Wong	—	—
Susan MacKenzie	—	—
Leigh Peters	—	—
Erdal Yildirim	100,000	9,000
Jamey Fitzgibbon	400,000	164,000

Potential Payments Upon Termination or Change of Control

As described above under “Employment Contracts, Change of Control Arrangements and Certain Other Matters” we have entered into employment agreements with each of our Named Executive Officers that provide for severance payments upon the termination of the executive in certain circumstances.

Pursuant to the terms of the Named Executive Officers’ employment agreements, each executive is subject to covenants not to compete with the Company and not to solicit the Company’s employees and customers. For Mr. Wilson, these restrictive covenants apply either (i) for four months following termination of employment if Mr. Wilson is terminated for Cause or resigns in the absence of a Triggering Event or Change of Control (each as defined below); or (ii) for the duration of the notice period (as defined below) following termination if he is terminated without Cause or resigns as a result of a Triggering Event or Change of Control. For Messrs. Hopkins, Fitzgibbon and Yildirim, these covenants applied for four months following termination of their employment. For Mr. Wong, Ms. MacKenzie and Ms. Peters these covenants apply for three months following termination of employment by the Company for Cause or if he or she resigns. The covenants do not apply in the event of any other kind of termination of the executives’ employment. The Company is entitled to terminate the employment of each of our Named Executive Officers at any time for Cause, without notice, pay in lieu of notice or any other form of severance or termination pay.

T. Murray Wilson

According to the severance terms of Mr. Wilson’s employment agreement, upon termination of employment by the Company without Cause (as defined below), Mr. Wilson will receive a lump sum payment equal to: (i) his monthly base salary (his annual base salary divided by 12) as of the termination date, multiplied by the number of months in the notice period (which is equal to a minimum of 12 months plus one month for each completed year of service and up to a maximum aggregate of 18 months); (ii) the value of Mr. Wilson’s monthly benefits multiplied by the number of months in the notice period; and (iii) his average annual bonus for either the last three calendar years preceding termination or the term of his employment, if shorter, divided by 12 and multiplied by the number of months in the notice period. Mr. Wilson’s monthly benefits include his health insurance coverage and automobile allowance.

If Mr. Wilson resigns within 90 days of the occurrence of either a Triggering Event (as defined below) or a Change of Control of the Company (as defined below), Mr. Wilson will be entitled to receive the same lump sum benefits described in (i), (ii) and (iii) above but in each case multiplied by the number of months in the notice period times 1.5. Additionally, all stock options and other unvested incentive compensation granted to Mr. Wilson will immediately vest in full upon such resignation.

If Mr. Wilson’s employment is terminated by the Company without Cause or by him following a Triggering Event or Change of Control or due to his death, all vested options will remain exercisable for the shorter of the remaining original exercise period or two years from the termination date.

For purposes of Mr. Wilson’s employment agreement:

‘‘Cause” means, without limiting its interpretation under common law, any willful and gross misconduct by Mr. Wilson in relation to the performance of his duties under his employment agreement, or any gross neglect by him of his duties under his employment agreement.

‘‘Change of Control” means the occurrence of any of the following:

(i) the purchase or acquisition of any shares of Common Stock or convertible securities by any person or entity which results in that person or entity beneficially owning, or exercising control or direction over, shares of Common Stock or convertible securities such that the person or entity would beneficially own or exercise control or direction over shares of Common Stock carrying the right to cast more than 30% of the votes attaching to all shares of Common Stock;

(ii) the amalgamation, consolidation or merger of the Company with any other corporation pursuant to which the shareholders of the Company immediately prior to such transaction do not own shares of the successor or continuing corporation which would entitle them to cast more than 30% of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation;

(iii) the sale, lease or transfer by the Company of all or substantially all of the assets of the Company to any person or entity other than an entity related to the Company such as a subsidiary or affiliate; or

(iv) approval by the Company shareholders of the liquidation, dissolution or winding-up of the Company.

‘‘Triggering Event” means the occurrence or omission of any event or course of events which would constitute constructive dismissal of Mr. Wilson as an employee of the Company under the common law and includes the occurrence of any of the following without Mr. Wilson’s consent:

(i) a material change (other than a change which is clearly consistent with a promotion) in his duties, responsibilities, title or office with the Company, which includes his removal from, or any failure to re-elect or re-appoint him to, any position or office held by him from time to time, without his prior consent;

(ii) any failure by the Company to continue in effect any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan contemplated by the employment agreement without providing alternative rights or benefits of reasonably equivalent or greater value;

(iii) the Company relocating him to any place other than Calgary or London, England without his consent, except for the requirements of normal business travel; or

(iv) any breach by the Company of any provision of the employment agreement which is not rectified within a reasonable period of time after notice of such breach has been provided by him to the Company.

Christopher H. Hopkins

According to the severance terms of Mr. Hopkins’ employment agreement, upon termination of employment by the Company without Cause or upon resignation by Mr. Hopkins following the occurrence of a Triggering Event or a Change of Control of the Company (all of which are defined below), he will receive a lump sum payment equal to: (i) the monthly Base Fee (the Base Fee divided by 12) as of the termination date, multiplied by the number of months in the notice period (which is equal to a minimum of 18 months plus one month for each completed year of service, including years of service with OQI Sask from November 1, 2004, up to a maximum aggregate of 24 months); (ii) the monthly value of his benefits, multiplied by the number of months in the notice period; and (iii) his average annual bonus (for the previous three years or the term of employment, if shorter) divided by 12 and multiplied by the number of months in the notice period. Mr. Hopkins’s monthly benefits include his health insurance coverage and automobile allowance. On termination of Mr. Hopkins’ employment for any reason other than Cause, voluntary termination by Mr. Hopkins, death or permanent disability, all stock options will immediately vest. The agreement may also be terminated at any time by Mr. Hopkins, with 60 days notice, in which case he is only entitled to payments of Base Fee and benefits through the date of termination.

For purposes of Mr. Hopkins’s employment agreement:

‘‘Cause” means any reason that would entitle the Company to terminate his employment without notice or payment in lieu of notice at common law, or under any other applicable law or regulation and includes:

(i) fraud, misappropriation of the Company’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Mr. Hopkins;

(ii) willful allowance by Mr. Hopkins of his duty to the Company and his personal interests to come in conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii) material breach by Mr. Hopkins of any of his covenants or obligations under the agreement including, without limitation, any non-competition, non-solicitation or confidentiality covenants with the Company.

‘‘Change of Control” means the occurrence of any of the following:

(i) the acquisition by a person or persons, directly or indirectly, of the beneficial ownership of such number of voting securities or rights to voting securities of the Company, which together with such person’s then owned voting securities and rights to voting securities, if any, represent more than 30% of the combined voting power of the Company’s then outstanding voting securities and such person’s previously owned rights to voting securities; or

(ii) the amalgamation, consolidation or merger of the Company with any other corporation pursuant to which the shareholders of the Company immediately prior to such transaction do not own voting securities of the successor or continuing corporation which would entitle them to cast more than 30% of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation; or

(iii) the election at a meeting of the Company’s shareholders, as directors of the Company, of a number of persons, who were not included in the slate for election as directors proposed to the Company’s shareholders by the Company’s prior Board of Directors, and who would represent a majority of the Board of Directors, or the appointment as directors of the Company, of a number of persons which would represent a majority of the Board of Directors, nominated by any holder of voting shares of the Company or by any group of holders of voting shares of the Company acting jointly or in concert and not approved by the Company’s prior Board of Directors.

‘‘Triggering Event” has the same meaning as under Mr. Wilson’s employment agreement but also includes:

(i) assignment by the Company to the executive of any duties which are inconsistent with the executive’s position, duties and responsibilities within the Company, without the prior consent of the executive;

(ii) sale, lease or transfer by the Company of all or substantially all of the assets of the Company to any person or entity other than an entity related to the Company such as a subsidiary or affiliate;

(iii) approval by the Company shareholders of the liquidation, dissolution or winding-up of the Company;

(iv) failure of Mr. Hopkins to hold a seat on the Board of Directors for any reason whatsoever, other than a voluntary resignation by Mr. Hopkins; or

(v) failure by the Company to obtain, in a form satisfactory to the executive, an effective assumption of his obligations under the employment agreement by any successor to the Company.

On January 15, 2010 Mr. Hopkins resigned as President and Chief Executive Officer and in connection with such resignation he entered into a Transition Agreement with the Company effective on the date of resignation.

Pursuant to this agreement he received a lump sum payment in the amount of $1,106,552.51 CDN ($1,032,136), less applicable statutory deductions, as if his employment had been terminated without Cause by the Company pursuant to the severance provisions of his employment agreement. Mr. Hopkins continues to serve as a member of the Board of Directors and pursuant to the terms of his Transition Agreement, all of his stock options and Exchangeable Shares will continue to remain outstanding and eligible to vest in accordance with their terms so long as he remains a member of the Board of Directors as if his employment had not been terminated.

Garth Wong

The provisions in Mr. Wong’s employment agreement regarding termination, resignation and a change of control are the same as in Mr. Hopkins’s employment agreement, except that (i) the notice period is equal to 12 months plus one month for each completed year of employment up to a maximum aggregate of 18 months; (ii) the definition of Triggering Event does not include either the failure of Mr. Wong to hold a seat on the Board of Directors or relocating Mr. Wong without his consent; (iii) his average annual bonus may not be greater than 40% of his annual base salary; and (iv) his stock options and other incentive interests on termination for any reason will be treated in accordance with the applicable award agreement.

Susan MacKenzie

The provisions in Ms. MacKenzie’s employment agreement regarding termination, resignation and a change of control are the same as in Mr. Hopkins’s employment agreement, except that (i) the notice period is equal to 12 months plus one month for each completed year of employment up to a maximum aggregate of 18 months; (ii) the definition of Triggering Event does not include either the failure of Ms. MacKenzie to hold a seat on the Board of Directors or relocating Ms. MacKenzie without her consent; (iii) her average annual bonus may not be greater than 40% of her annual base salary when calculating the severance payment on termination by the Company without Cause; and (iv) her stock options and other incentive interests on termination for any reason will be treated in accordance with the applicable award agreement.

Additionally, if termination of Ms. MacKenzie’s employment occurs on or before April 26, 2011, the only severance she will be entitled to receive is a lump sum payment equal to either twelve months’ of her base salary if her employment is terminated by the Company without Cause or six months’ of her base salary if she resigns following the occurrence of a Triggering Event or a Change of Control of the Company.

Leigh Peters

The provisions in Ms. Peters’ employment agreement regarding termination, resignation and a change of control are the same as in Mr. Hopkins’s employment agreement, except that (i) the notice period is equal to 12 months plus one month for each completed year of employment up to a maximum aggregate of 18 months, calculated from August 1, 2007; (ii) the definition of Triggering Event does not include the failure of Ms. Peters to hold a seat on the Board of Directors but does include relocating Ms. Peters to any place other than Calgary, Alberta without her consent, except for the requirements of normal business travel, and (iii) her stock options and other incentive interests on termination for any reason will be treated in accordance with the applicable award agreement.

Erdal Yildirim

The provisions in Mr. Yildirim’s employment agreement regarding termination, resignation and change of control are identical to those described for Mr. Hopkins above, except that the definition of Triggering Event does not include the failure of Mr. Yildirim to hold a seat on the Board of Directors.

On February 1, 2010 Mr. Yildirim retired from the Company and received a lump sum payment of $661,012 CDN ($616,558) less applicable statutory deductions in accordance with the severance provisions of his employment agreement. All of Mr. Yildirim’s stock options vested in full on the date of his retirement and remain exerciseable for a period of two years from retirement pursuant to the terms of his employment agreement.

Jamey Fitzgibbon

The provisions in Mr. Fitzgibbon’s employment agreement regarding termination, resignation and a change of control are the same as in Mr. Hopkins’s employment agreement, except that (i) the notice period is equal to 16 months plus one month for each completed year of employment up to a maximum aggregate of 24 months; (ii) the definition of Triggering Event does not include the failure of Mr. Fitzgibbon to hold a seat on the Board of Directors; and (iii) his stock options and other incentive interests on termination for any reason will be treated in accordance with the applicable award agreement.

Mr. Fitzgibbon resigned from the Company effective July 6, 2009. Pursuant to the terms of Mr. Fitzgibbon’s severance letter agreement, he received a lump sum severance payment of $598,000 CDN ($557,785) and all earned but unpaid salary and vacation entitlement. He also received $1,000 CDN ($993) per month to provide non-exclusive consulting services to the Company for a period of 2 months following termination of employment. He had 90 days from July 6, 2009 to exercise all vested options. Mr. Fitzgibbon is required not to solicit the Company’s employees or consultants for a period of one year from his last consulting payment.

The table below quantifies the payments that would have been due to each executive had their employment terminated on April 30, 2010, except for Messrs. Hopkins, Fitzgerald and Yildirim for whom the actual payments on resignation or retirement are shown.

			Total Cash
	Base and	Other	Severance	Option
	Bonus	Benefits	Payment	Awards
Name	($)(1)	($)(2)	($)	($)(3)

T. Murray Wilson
— Involuntary Termination Without Cause	580,377	6,987	587,364	14,000
— Involuntary Termination With Cause	—	—		—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—	—		—
— Voluntary Termination Following a Triggering Event or Change of Control	870,566	10,480	881,046	14,000
— Death(4)	—	—	—	—
— Disability(5)	—	—	—	—

Christopher H. Hopkins
— Voluntary Resignation on January 15, 2010	994,933	37,203	1,032,136	—
Garth Wong
— Involuntary Termination Without Cause	414,296	22,388	436,684	—
— Involuntary Termination With Cause	—		—	—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—		—	—
— Voluntary Termination Following a Triggering Event or Change of Control	414,296	22,388	436,684	42,500
— Disability(5)	—	—	—	—

Susan MacKenzie
— Involuntary Termination Without Cause	373,100	—	373,100	—
— Involuntary Termination With Cause	—	—	—	—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—	—	—	—
— Voluntary Termination Following a Triggering Event or Change of Control	186,550	—	186,550	180,000
— Disability(5)	—	—	—	—

Leigh Peters
— Involuntary Termination Without Cause	364,549	24,438	388,987	—
— Involuntary Termination With Cause	—	—	—	—
— Voluntary Termination by Executive In Absence of a Triggering Event or a Change of Control	—	—	—	—
— Voluntary Termination Following a Triggering Event or Change of Control	364,549	24,438	388,987	3,500
— Disability(5)	—	—	—	—

Erdal Yildirim
— Retirement on February 1, 2010	584,005	32,553	616,558	5,000

Jamey Fitzgibbon
— Voluntary Resignation on July 6, 2009(6)	527,937	29,848	557,785	—

(1)	The amounts in this column are equal to the executive’s monthly base salary or base fee and average annual bonus multiplied by the applicable notice period, as described in further detail above.

(2)	The amounts in this column are equal to the value of the executive’s monthly benefits multiplied by the applicable notice period and include health insurance coverage and automobile allowance.

(3)	The amounts listed under “Option Awards” consist of only those options for which vesting is accelerated upon the applicable triggering event. On a voluntary resignation by Mr. Wilson following a change of control or triggering event, all of his stock options and other unvested incentive compensation will immediately vest in full. For Mr. Wong, Ms. MacKenzie and Ms. Peters, their unvested stock options vest only on a Change of Control, not on a termination without Cause or resignation following a Triggering Event. On Mr. Yildirim’s retirement, all of his unvested stock options became fully vested and exercisable. The closing price of a share of Common Stock on April 30, 2010 was $0.88 and as such most options held by the Named Executive Officers were out-of-the-money.

(4)	Upon death of the executive, his estate shall be entitled to receive all accrued but unpaid base salary, pro-rated annual bonus and any other incentive compensation earned by the executive up to his death.

(5)	The executive will be entitled to insurance benefits provided under the Company’s long term disability insurance plan.

(6)	Pursuant to the terms of Mr. Fitzgibbon’s severance letter agreement, he received a lump sum severance payment of $598,000 and all earned but unpaid salary and vacation entitlement.

Compensation of Directors

The Company’s non-employee directors are paid the following fees: (i) a retainer of $2,000 per month ($24,000 annually); (ii) a fee of $1,000 for board meetings attended by a director in person or by phone, but not by proxy; (iii) an annual fee of $5,000 for the chairman of any committee of the Board of Directors; and (iv) a fee of $1,000 for committee meetings attended by a committee member in person or by phone, but not by proxy. Additionally, if our directors are also members of a special committee, of which we have two, the Canshale Special Committee and the Stapon Special Committee, the directors are paid the following fees: (i) a special committee chair retainer fee of $15,000; (ii) a special committee member retainer fee of $2,000; and (iii) a meeting fee of between $1,000 and $1,500. When a special committee has been convened, the Board of Directors will consider the mandate of the special committee in setting the fees and use its discretion to set fees in accordance with the amount of time and work involved in fulfilling its mandate. In certain circumstances, the Board of Directors will approve a retainer fee with no additional meeting fees where warranted.

The non-employee directors of the Company may also be compensated with stock options for their role as directors. No pension or retirement benefit plan and no nonqualified deferred compensation plan has been instituted by the Company and none is proposed at this time. There is no arrangement for compensation with respect to termination of the directors in the event of change of control of the Company, however, in the event of a termination due to a change of control, all non-vested options granted previously will vest. Mr. Wilson also serves on our Board of Directors but as he is an executive officer of the Company he does not received any separate compensation for serving as a director. Mr. Hopkins serves on our Board of Directors and during the period that he was an executive officer of the Company he did not receive any separate compensation for serving as a director. However, following his resignation as an executive on January 15, 2010, Mr. Hopkins began to be compensated as a non-employee director.

Director Compensation Table For Fiscal Year 2010

The following table sets forth information with respect to the compensation of non-employee directors of the Company in respect of fiscal year 2010.

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(10)(11)	($)

Thomas Milne(1)(2)(3)	86,750	129,840	216,590
Ronald Phillips(3)	72,000	78,385	150,385
Gordon Tallman(3)	61,500	78,385	139,885
W. Scott Thompson(1)(2)(3)	92,250	129,840	220,090
Honorable Senator Pamela Wallin O.C.(4)	58,500	78,385	136,885
John Read(5)	46,000	78,385	124,358
Ronald Blakely(6)	51,500	78,385	129,885
Brian F. MacNeill(7)	27,685	78,385	106,070
Paul D. Ching(8)	19,250	153,358	172,608
Christopher H. Hopkins(9)	14,250	—	14,250

(1)	Messrs. Milne and Thompson resigned from the Board of Directors on January 15, 2010. In connection with such resignation, the Compensation Committee agreed that all options held by them that were granted in 2007, 2008 and 2009 would vest immediately and remain exercisable for the remainder of their original five or ten year terms. Messrs. Milne and Thompson also each received $38,537 ($41,316 CDN) in lieu of fees that they would have received if they had continued to serve for the remainder of their terms.

(2)	In addition to the options to purchase Common Stock held, Messrs. Milne and Thompson also hold certain options to acquire Exchangeable Shares, which are exchangeable into shares of the Common Stock, under options granted by OQI Sask prior to the reorganization of August 14, 2006. Each option entitles the holder to 8.23 Exchangeable Shares. Details of OQI Sask options held are as follows:

•	Mr. Milne holds: (i) 100,000 options to acquire OQI Sask common shares at $6.00 CDN per share which are exercisable and expire on December 15, 2010, and (ii) 50,000 options to acquire OQI Sask common shares at $25.00 CDN per share which are exercisable and expire on May 1, 2011.

•	Mr. Thompson holds: (i) 100,000 options to acquire OQI Sask common shares at $3.00 CDN per share which are exercisable and expire on August 1, 2010 (ii) 100,000 options to acquire OQI Sask common shares at $6.00 CDN per share which are exercisable and expire on December 15, 2010, and (iii) 50,000 options to acquire OQI Sask common shares at $25.00 CDN per share which are exercisable and expire on May 1, 2011.

(3)	Stock options granted to each of Messrs. Milne, Phillips, Tallman and Thompson under the Company’s 2006 Stock Option Plan consist of:

•	100,000 options at an exercise price of $5.05 on August 23, 2006. These options vested 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant.

•	100,000 bonus options at an exercise price of $5.05 on August 23, 2006. These options vest either (i) 25% upon a 750 million bitumen in place (“BIP”) barrel count defined as the high resource (P10) estimate of bitumen in place, 50% upon a 1 billion BIP barrel count, 75% upon a 1.25 billion BIP barrel count, and 100% upon a 1.5 billion BIP barrel count, and three years from the date of grant; or (ii) 100% vesting upon a merger, acquisition, sale, or change of control.

•	150,000 options at an exercise price of $4.27 on August 1, 2007 and 150,000 options at an exercise price of $4.51 on August 1, 2008. All of these options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

•	100,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant.

•	125,000 options at an exercise price of $0.91 on September 3, 2009. These options will become 100% vested either (i) upon a merger, acquisition, sale or a change of control, in accordance with the relevant stock option agreement, or (ii) if on or before May 31, 2012, the Board determines in good faith that any two of the following targets has been achieved:

•	recoverability has been demonstrated by the development of a reservoir recovery configuration that the Board has resolved to authorize for use in a pilot project or commercial development application;

•	the OQI Total Shareholder Return (as defined below) is at least 15% greater than the Average Peer Total Shareholder Return (as defined below) for the three years ended May 31, 2012;

•	the high resource (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million barrels, as determined by an independent reserves evaluator; and

•	the high resource (P10) estimate of the Company’s contingent bitumen resources is increased by 500 million barrels, as determined by an independent reserves evaluator.

For purposes of these performance targets:

‘‘Average Peer Total Shareholder Return” means the average of the Total Shareholder Returns for each of (1) Connacher Oil and Gas Limited, (2) Cenovus Corporation, (3) Imperial Oil Limited, (4) Opti Canada Inc., (5) Suncor Inc. and (6) UTS Energy Corporation. If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Compensation Committee will decide on the companies that will be used for the relative Total Shareholder Return comparison.

‘‘Total Shareholder Return” means the product of (Market Price on May 31, 2012 − Market Price on May 31, 2009) + dividends paid / Market Price on May 31, 2009.

‘‘OQI Total Shareholder Return” means the Total Shareholder Return on one share of Company Common Stock.

‘‘Market Price” means the volume weighted average trading price of the securities, calculated by dividing the total value by the total volume of securities traded for the relevant period, (“VWAP”) on the stock exchange where the majority of the trading volume and value of the subject securities occurs, for the five trading days immediately preceding the relevant date. In certain exceptional circumstances, the five day VWAP may not accurately reflect the securities’ current market price, and the Board may adjust the VWAP based on relevant factors including liquidity, trading activity immediately before, during or immediately after the relevant period or any material events, changes or announcements occurring immediately before, during or immediately after the relevant period.

(4)	Options granted to Honorable Senator Pamela Wallin O.C. under the Company’s 2006 Stock Option Plan consist of:

•	100,000 options at an exercise price of $2.47 on June 29, 2007. These options vested 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant.

•	50,000 options at an exercise price of $4.27 on August 1, 2007 and 150,000 options at an exercise price of $4.51 on August 1, 2008. All of these options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

•	100,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant.

•	125,000 options at an exercise price of $0.91 on September 3, 2009. These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Milne, Phillips, Tallman and Thompson.

(5)	Options granted to John Read under the Company’s 2006 Stock Option Plan consist of:

•	150,000 options at an exercise price of $4.60 on October 11, 2007 and 150,000 options at an exercise price of $4.51 on August 1, 2008. All of these options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

•	100,000 options at an exercise price of $0.81 on December 9, 2008. These options vested 25% immediately and 25% every six months for eighteen months after the date of grant.

•	125,000 options at an exercise price of $0.91 on September 3, 2009. These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Milne, Phillips, Tallman and Thompson.

(6)	Options granted to Mr. Blakely under the Company’s 2006 Stock Option Plan consist of:

•	125,000 options at an exercise price of $0.91 on September 3, 2009. These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Milne, Phillips, Tallman and Thompson.

(7)	Brian F. MacNeill joined the Board of Directors on August 25, 2009. Options granted to Mr. MacNeill under the Company’s 2006 Stock Option Plan consist of:

•	125,000 options at an exercise price of $0.91 on September 3, 2009. These options are eligible to vest on the same terms as the stock options granted on the same date to Messrs. Milne, Phillips, Tallman and Thompson.

(8)	Paul D. Ching joined the Board of Directors on January 7, 2010. In connection with his appointment he received 150,000 options at an exercise price of $1.20 on January 7, 2010. The options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

(9)	Mr. Hopkins began serving as a non-employee director following his resignation as an executive on January 15, 2010 and did not receive any equity awards as a non-employee director during fiscal year 2010.

(10)	The dollar amount reported in this column is the grant date fair value of the stock option awards for each director calculated in accordance with FASB ASC 718. Refer to footnote 12 to our consolidated financial statements in our Annual Report on Form 10-K filed with the NYSE Amex for fiscal year ended April 30, 2010 for our accounting policy related to stock-based compensation. The exercise price of stock options is equal to the closing price of our Common Stock on the date of grant as quoted on the NYSE Amex.

(11)	On May 14, 2010 each director serving on the Board of Directors on that date received a grant of 60,000 options at an exercise price of $0.80. The options vest either (i) 25% immediately on the date of grant and 25% each year on the first three anniversaries of the date of grant; or (ii) 100% upon a merger, acquisition, sale or a change of control.

INDEPENDENT PUBLIC ACCOUNTANTS

Since November 13, 2007, KPMG LLP (“KPMG”) has served as our independent registered public accounting firm. A representative of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires and will be available to answer questions from shareholders relating to their audit and audit report.

Independent Public Accountants Fees

Audit Fees

KPMG billed us aggregate fees in the amount of approximately $782,500 for the fiscal year ended April 30, 2010 and $340,950 for the fiscal year ended April 30, 2009. These amounts were billed for professional services that KPMG provided for the audit of our annual financial statements included in our report on Form 10-K, as amended, and the review of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees

KPMG billed us $247,000 aggregate fees for the fiscal year ended April 30, 2010 and $22,850 for the fiscal year ended April 30, 2009 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

KPMG billed us $20,000 aggregate fees for tax compliance for the fiscal year ended April 30, 2010 and $71,565 for the fiscal year ended April 30, 2009.

All Other Fees

KPMG billed us nil in other fees for the fiscal years ended April 30, 2010 and April 30, 2009.

Audit Committee’s Pre-Approval Practice

Section 10A(i) of the Exchange Act prohibits our auditors from performing audit services for us as well as any services not considered to be “audit services” unless such services are pre-approved by the Audit Committee of the Board of Directors, or unless the services meet certain de minimis standards. The Audit Committee’s charter (adopted February 15, 2006) provides that the Audit Committee must preapprove all audit services that the auditor may provide to us or any subsidiary (including, without limitation, providing comfort letters in connection with securities underwritings or statutory audits) as required by Section 10A(i)(1)(A) of the Exchange Act (as amended by the Sarbanes-Oxley Act of 2002).

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is nominating for election by the shareholders the three Class C Directors to serve a three year term until the 2013 annual meeting or until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

Nominees for Election of Directors

The persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the three nominees for Class C Director named below. If, at the time of the Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion. If elected, Paul Ching, Brian F. MacNeill and Ronald Phillips will each serve a term of three years, or until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

Vote Required and Recommendation

The Board of Directors recommends a vote “FOR” the election of Messrs. Ching, MacNeill and Phillips. Directors are elected by a majority of votes cast, without respect to broker non-votes. Neither management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director.

PROPOSAL TWO

RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On August 26, 2010, our Board of Directors unanimously approved the Audit Committee’s recommendation to appoint KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ended April 30, 2011. Further, the Board of Directors directed that we submit the selection of KPMG for ratification and approval by our shareholders at the Meeting. Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board of Directors may reconsider its selection of KPMG. The Board considers KPMG to be well qualified to serve as the independent auditors for the Company, however, even if the selection is ratified, the Board of Directors may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee and Board of Directors determines that the change would be in the Company’s best interests. A representative of KPMG will be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Vote Required and Recommendation

The Board of Directors recommends a vote “FOR” Proposal Two. Proposal Two requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Meeting.

ANNUAL REPORT TO SHAREHOLDERS

Included with this proxy statement is the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010, as amended.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein. However, if any such other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one Notice, and if applicable, a single set of Proxy Materials and accompanying proxy card, is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the Notice, and if applicable, a separate copy of the Proxy Materials and accompanying proxy card, to shareholders at a shared address to which a single copy was delivered. Shareholders desiring to receive a separate copy in the future may contact us by mail at 800, 326 — 11th Avenue S.W., Calgary, Alberta, Canada T2R 0C5 or by telephone (403) 263-1623. Shareholders who share an address but are receiving multiple copies of the Notice or Proxy Materials may contact us by mail at 800, 326 — 11th Avenue S.W., Calgary, Alberta, Canada T2R 0C5 or by telephone (403) 263-1623 to request that a single copy be delivered.

SHAREHOLDER PROPOSALS

Oilsands Quest Inc. expects to hold its next annual meeting of shareholders in October 2011. Proposals from shareholders intended to be present at the next Annual Meeting of shareholders should be addressed to Oilsands Quest Inc. Attention: Vice President, Legal, 800, 326 - 11th Avenue S.W., Calgary, Alberta, Canada T2R 0C5 and we must receive the proposals by June 9, 2011. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested. After June 9, 2011 any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

BY ORDER OF THE BOARD OF DIRECTORS:

OILSANDS QUEST INC.

T. Murray Wilson
Chairman, President and
Chief Executive Officer

OILSANDS QUEST INC.
800, 326 - 11TH AVENUE SW.
CALGARY, ALBERTA
CANADA, T2R 0C5
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OILSANDS QUEST INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
This Proxy is Solicited on behalf of the Board of Directors.	All	All	Except

The Board of Directors recommends a vote FOR the following:	☐	☐	☐

Proposal One: Election of Directors

1.	To elect the following three persons to serve as Class C directors to hold office until the 2013 annual meeting of shareholders or until their successors have been elected and qualified:

Nominees:

01) Brian F. MacNeill
02) Paul Ching
03) Ronald Phillips

	For	Against	Abstain
Proposal Two: Ratification and approval of KPMG LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
NOTE: Such other business as may properly come before the
meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M26865-P00989

OILSANDS QUEST INC.
PROXY CARD

          The Annual Meeting of Shareholders of Oilsands Quest Inc. will be held at the Britannia Room at the Westin Calgary, 320 4th Avenue S.W., Calgary, Alberta T2P 2S6 on Thursday, October 7, 2010, at 3:00 p.m. local time, for the purpose stated on the reverse side. The undersigned shareholder hereby appoints T. Murray Wilson and Garth Wong, or either of them, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Oilsands Quest Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE OTHER PROPOSAL ON THE REVERSE SIDE. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.